Exhibit 2.1
CONTRIBUTION AND JOINT VENTURE AGREEMENT

DATED

AS OF OCTOBER 7, 2009

BY AND AMONG

FIRST MARINER BANCORP,

MARINER FINANCE, LLC,

MF RAVEN HOLDINGS, INC.

AND

MF HOLDCO, LLC

CONTRIBUTION AND JOINT VENTURE AGREEMENT
TABLE OF CONTENTS

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CONTRIBUTION AND JOINT VENTURE AGREEMENT

THIS CONTRIBUTION AND JOINT VENTURE AGREEMENT (this “Agreement”), dated as of October 7, 2009, is made and entered into by and among First Mariner Bancorp, a Maryland corporation (“FMB”), Mariner Finance, LLC, a Maryland limited liability company (the “Company”), MF Raven Holdings, Inc., a Delaware corporation (“JV Corp”), and MF Holdco, LLC, a Delaware limited liability company (“Holdco”).  FMB, the Company, JV Corp and Holdco are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

A.           FMB owns all of the issued and outstanding membership interests of the Company (the “Interests”).

B.           At Closing (as defined herein), FMB desires to contribute all of the Interests to JV Corp (the “FMB Contribution”), and JV Corp desires to exchange for such Interests a combination of cash and fifty (50) shares of JV Corp Common Stock (as defined herein) on the terms and conditions hereinafter set forth.

C.           At Closing, Holdco desires to contribute the Holdco Contribution (as defined herein) to JV Corp, and JV Corp desires to exchange for the Holdco Contribution nine hundred fifty (950) shares of JV Corp Common Stock on the terms and conditions hereinafter set forth.

D.           The Parties intend that the FMB Contribution and the Holdco Contribution, collectively, be treated as a transfer pursuant to Section 351 of the Code (as defined herein).

E.           The Company desires to join in this Agreement for the purposes of acknowledging its role in facilitating the consummation of the Transactions (as defined herein) and setting forth certain representations, warranties and covenants to cooperate with and otherwise assist the other Parties with respect thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises and undertakings set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings unless the context requires otherwise:

“Affiliate” means, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning given such term in the opening paragraph of this Agreement.

“Basket” has the meaning given such term in Section 6.5(a) of this Agreement.

“Borrowed Indebtedness” means, as to the Company and the Subsidiaries (i) all obligations (whether interest, principal, fees, penalties or otherwise) of the Company for borrowed money, (ii) all obligations of the Company or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company or any Subsidiary to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of the Company or any Subsidiary under capitalized equipment leases, and (v) any of the foregoing guaranteed by the Company or any Subsidiary; excluding, however, any advances under the Wells Fargo Facility and the FMB Subdebt.

“Business” means the business conducted by the Company and the Subsidiaries.

“Business Day” means any day the banks in Baltimore, Maryland are open for business.

“Cap” has the meaning given such term in Section 6.5(b) of this Agreement.

“Change in Control” means, with respect to any Person, any of the following:  (i) the acquisition by any other Person of more than 50% of the voting securities of such Person, or all or substantially all of the assets of such Person; (ii) during any 24-month period, individuals who at the beginning of any such period constitute the Board of Directors (or similar governing body) of such Person cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by such Person’s stockholders, of each director of such Person first elected during such period was approved by a vote of at least two-thirds of the directors of such Person then still in office who were directors of such Person at the beginning of any such period; (iii) a merger, consolidation, or other combination transaction involving such Person in which the holders of the voting securities of such Person prior to such transaction would not have the ability to cast more than 50% of the votes which all security holders of the Person surviving such transaction would be entitled to cast, (iv) any dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, foreclosure of all or substantially all of the assets of such Person, or (v) any similar transaction or occurrence with respect to such Person.

“Changes in Economic Conditions” means changes in economic conditions affecting financial institutions generally, including, without limitation, changes in market interest rates or the projected future interest rate environment.

“Claim” has the meaning given such term in Section 6.4 of this Agreement.

“Claim Notice” has the meaning given such term in Section 6.4 of this Agreement.

“Claim Response” has the meaning given such term in Section 6.4 of this Agreement.

“Closing” has the meaning given such term in Section 2.4 of this Agreement.

“Closing Date” has the meaning given such term in Section 2.4 of this Agreement.

“Closing Date Balance Sheet” has the meaning given such term in Section 2.5(b)(1) of this Agreement.

“Closing Net Assets” has the meaning given such term in Section 2.5(c) of this Agreement.

“COBRA” has the meaning given such term in Section 3.1(t)(7) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” and “Commitments” have the meanings given such terms in Section 3.1(n)(1) of this Agreement.

“Company” has the meaning given such term in the opening paragraph of this Agreement.

“Company Intellectual Property” has the meaning given such term in Section 3.1(o)(1) of this Agreement.

“Company Savings Plan” has the meaning given such term in Section 5.3(b) of this Agreement.

“Competing Business” has the meaning given such term in Section 5.6(a)(1) of this Agreement.

“Covenant Period” has the meaning given such term in Section 6.1 of this Agreement.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosed” means, with respect to FMB or the Company, disclosed in the written information included in the Schedules attached to this Agreement which describe in reasonable detail the matters contained therein.

“Employee Benefit Plan” and “Employee Benefit Plans” have the meanings given such terms in Section 3.1(t)(1) of this Agreement.

“Encumbrance” means any lien, charge, mortgage, pledge, security interest, encumbrance, assessment or adverse claim by a third party; excluding, however, any lien, charge, mortgage, pledge, security interest, encumbrance, assessment or adverse claim created or imposed pursuant to the Wells Fargo Facility, the FMB Subdebt or any modifications or replacements thereof.

“Environmental Laws” has the meaning given such term in Section 3.1(p) of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Escrow Agent” has the meaning given such term in Section 2.3(a)(2) of this Agreement.

“Escrow Agreement” has the meaning given such term in Section 2.7 of this Agreement.

“Escrow Funds” has the meaning given such term in Section 2.3(a)(1) of this Agreement.

“Exchange Amount” has the meaning given such term in Section 2.2(a) of this Agreement.

“Exchange Stock” has the meaning given such term in Section 2.3(a) of this Agreement.

“Final Adjustment Amount” has the meaning given such term in Section 2.5(b)(3) of this Agreement.

“Final Closing Net Assets” has the meaning given such term in Section 2.5(b)(3) of this Agreement.

“Financial Statements” has the meaning given such term in Section 3.1(e) of this Agreement.

“FMB” has the meaning given such term in the opening paragraph of this Agreement.

“FMB Computation” has the meaning given such term in Section 2.5(b)(2) of this Agreement.

“FMB Contribution” has the meaning given such term in the Recitals of this Agreement.

“FMB Indemnitees” has the meaning given such term in Section 6.3 of this Agreement.

“FMB Notice” has the meaning given such term in Section 2.5(b)(2) of this Agreement.

“FMB Subdebt” means the Company’s subordinated indebtedness to FMB in the outstanding principal amount of $4,000,000.00, which is evidenced by that certain Master Demand Note dated July 18, 2006 in the face amount of $8,000,000.00, and which shall be amended at Closing in accordance with Section 4.1(l) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date thereof, applied on a basis consistent with prior periods.

“General Survival Period” has the meaning given such term in Section 6.1 of this Agreement.

“Governmental Authority” means any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

“Hazardous Materials” has the meaning given such term in Section 3.1(p) of this Agreement.

“Holdco” has the meaning given such term in the Recitals of this Agreement.

“Holdco Contribution” means that cash contribution in the amount of $12,825,000.00 to be contributed by Holdco to JV Corp.

“Holdco Exchange Stock” has the meaning given such term in Section 2.2(b) of this Agreement.

“Indemnified Party” has the meaning given such term in Section 6.4 of this Agreement.

“Indemnifying Party” has the meaning given such term in Section 6.4 of this Agreement.

“Independent Accountant” has the meaning given such term in Section 2.5(b)(2) of this Agreement.

“Initial Cash Consideration” has the meaning given such term in Section 2.3(a)(1) of this Agreement.

“Initial Exchange Amount” has the meaning given such term in Section 2.2(a) of this Agreement.

“Intellectual Property” has the meaning given such term in Section 3.1(o)(1) of this Agreement.

“Interests” has the meaning given such term in the Recitals of this Agreement.

“Interim Balance Sheet” has the meaning given such term in Section 3.1(e) of this Agreement.

“Interim Date” has the meaning given such term in Section 3.1(e) of this Agreement.

“Interim Statements” has the meaning given such term in Section 3.1(e) of this Agreement.

“JV Corp” has the meaning given such term in the opening paragraph of this Agreement.

“JV Corp Common Stock” has the meaning given such term in Section 3.2(b) of this Agreement.

“JV Corp Computation” has the meaning given such term in Section 2.5(b)(1) of this Agreement.

“JV Corp Indemnitees” has the meaning given such term in Section 6.2 of this Agreement.

“JV Corp Payments” has the meaning given such term in Section 2.3(a) of this Agreement.

“Knowledge” means:  (i) with respect to a Person who is an individual, matters actually known to that Person; (ii) with respect to FMB, matters actually known to the directors and executive officers of FMB and the Company; and (iii) with respect to JV Corp, matters actually known to the directors and executive officers of JV Corp, and with respect to (i), (ii) and (iii), the knowledge any such Person would have had after reasonable inquiry.

“Laws” has the meaning given such term in Section 3.1(d) of this Agreement.

“Liabilities” has the meaning given such term in Section 3.1(f) of this Agreement.

“Licensed Intellectual Property” has the meaning given such term in Section 3.1(o)(1) of this Agreement.

“Loan” and “Loans” have the meanings given such terms in Section 3.1(j)(2) of this Agreement.

“Losses” has the meaning given such term in Section 6.2 of this Agreement.

“Material Adverse Effect” means, with respect to any Party, any change or effect that (a) is, or is reasonably likely to be, material and adverse to the financial condition, results of operations, cash flows, products, product offering, assets or business of such Party or (b) would materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Transactions; provided, however, that in no event shall any matters Disclosed in a Schedule delivered on the date of this Agreement pursuant to Article III hereof be deemed to constitute a Material Adverse Effect, nor shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect on any Party:  (i) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent such change has or would have a disproportionate effect on the business of such Party as compared to other Persons in the industry in which such Party operates; (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their Affiliates generally; (iii) Changes in Economic Conditions; (iv) actions and omissions of FMB, the Company or JV Corp taken with the prior written consent of the other Parties in contemplation of the Transactions; (v) any change or effect resulting from compliance with this Agreement, including expenses incurred by the Parties in consummating the Transactions; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, except to the extent such event has or would have a disproportionate effect on the business of such Party; and (vii) in the case of FMB, the Company and the Subsidiaries, any litigation arising after the date hereof from allegations of a breach of fiduciary duty or misrepresentation in any disclosure by FMB, the Company or any of the Subsidiaries relating to this Agreement or the Transactions.

“Modified Note” has the meaning given such term in Section 4.1(l) of this Agreement.

“Mortgage Services Agreement” has the meaning given such term in Section 4.1(i)(11) of this Agreement.

“Mortgaged Property” has the meaning given such term in Section 3.1(j)(2)(x) of this Agreement.

“Mortgage Subsidiary” means Mariner Finance Mortgage, LLC, a Maryland limited liability company.

“New Lease” has the meaning given such term in Section 4.1(i)(7) of this Agreement.

“Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related borrower.

“Other Laws” has the meaning given such term in Section 3.1(q) of this Agreement.

“Parties” and “Party” have the meanings given such terms in the opening paragraph of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization or other entity, or any Governmental Authority.

“Preliminary Adjustment Amount” has the meaning given such term in Section 2.5(a) of this Agreement.

“Preliminary Closing Net Assets” has the meaning given such term in Section 2.5(a) of this Agreement.

“Regulatory Agreement” has the meaning given such term in Section 3.1(y)(2) of this Agreement.

“Representative” or “Representatives” means, with respect to a Person, the directors, officers, employees, managers, members, partners, stockholders, investors, counsel, accountants, and other representatives of such Person.

“Schedule” or “Schedules” means the Schedules that a Party prepares and delivers to another Party pursuant to Article III of this Agreement.

“Section 362(e)(2)(C) Election” has the meaning given such term in Section 5.1(i) of this Agreement.

“Servicing File” shall mean with respect to each Loan, the file retained by the Company or a Subsidiary (as applicable), in its capacity as a servicer of the Loan, consisting of all documents that a prudent originator and servicer would have, including copies of the Note and all other documents necessary to document and service the Loan.

“Severance Agreements” means, collectively, that certain Severance Agreement – Change in Control dated April 29, 2002 by and between FMB and Joshua Johnson, that certain Severance Agreement – Change in Control dated April 29, 2002 by and between FMB and Scott Frankle, that certain Severance Agreement – Change in Control dated April 29, 2002 by and between FMB and Bonnie Klapaska, that certain Severance Agreement – Change in Control dated February 9, 2009 by and between FMB and Robert E. Burns, that certain Severance Agreement – Change in Control dated February 9, 2009 by and between FMB and Curtis R. Mackinson, and that certain Severance Agreement – Change in Control dated February 9, 2009 by and between FMB and Laird R. Oskin.

“Stockholders Agreement” has the meaning given such term in Section 4.1(i)(9) of this Agreement.

“Sub Interests” has the meaning given such term in Section 3.1(a)(2) of this Agreement.

“Subsidiary” means each of Mortgage Subsidiary and Virginia Subsidiary.  Mortgage Subsidiary and Virginia Subsidiary are sometimes collectively referred to herein as “Subsidiaries”.

“Survival Period” has the meaning given such term in Section 6.1 of this Agreement.

“Target Closing Net Assets” means $21,500,000.00.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, payroll, excise, severance, stamp, occupation, premium, windfall profits tax, environmental, bank shares, ad valorem, employment, worker’s compensation, custom, duty, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, assessment, fee or levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Opinion” has the meaning given such term in Section 4.2(i) of this Agreement.

“Tax Returns” means all returns, reports, declarations, claims for refund, information returns or statements relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Trademark License Agreement” has the meaning given such term in Section 4.1(i)(12) of this Agreement.

“Transactions” has the meaning given such term in Section 2.4 of this Agreement.

“Transferred Employees” has the meaning given such term in Section 5.3(a) of this Agreement.

“Transferred Mortgage Loans” means those mortgage loans identified on Schedule 1, each of which is owned by the Company or one of the Subsidiaries, and all of which are to be sold and assigned to FMB and/or any of its Affiliates (other than the Company and the Subsidiaries) prior to Closing in accordance with Section 4.1(m) of this Agreement.

“Transition Services Agreement” has the meaning given such term in Section 4.1(i)(10) of this Agreement.

“Virginia Subsidiary” means Mariner Finance of Virginia, LLC, a Virginia limited liability company.

“Wells Fargo Facility” means that $85,000,000.00 secured revolving line of credit with Wells Fargo Preferred Capital, Inc. as agent for certain lenders, and, as applicable, such line as modified in accordance with Section 4.1(k) of this Agreement to, among other things, increase the amount of the line to $95,000,000.00.

“Year-End Statements” has the meaning given such term in Section 3.1(e) of this Agreement.

ARTICLE II
CONTRIBUTIONS AND EXCHANGES

Section 2.1.          Agreements to Contribute.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date:

(a)           FMB shall contribute, sell, grant, convey, assign, transfer and deliver to JV Corp, and JV Corp shall accept, purchase and acquire from FMB, all of the Interests, free and clear of all Encumbrances; and

(b)           Holdco shall contribute to JV Corp, and JV Corp shall accept from Holdco, the Holdco Contribution.

Section 2.2.          Consideration Exchanged for Contributions.

(a)           JV Corp shall transfer to or for the account of FMB in exchange for the Interests consideration consisting of stock and cash having an aggregate value of $10,500,000.00 (the “Initial Exchange Amount”), subject to the adjustments set forth in Section 2.5 (the Initial Exchange Amount, as so adjusted, the “Exchange Amount”) and as more particularly described in Section 2.3(a).

(b)           JV Corp shall transfer to Holdco in exchange for the Holdco Contribution nine hundred fifty (950) shares of JV Corp Common Stock (the “Holdco Exchange Stock”), free and clear of all Encumbrances.

Section 2.3.          Delivery of Contributions.

(a)           On the Closing Date, FMB shall deliver the Interests to JV Corp, and JV Corp shall issue fifty (50) shares of JV Corp Common Stock (the “Exchange Stock”), which, for purposes of this Agreement, shall have at Closing a value of $675,000.00, in the name of FMB, and deliver by wire transfer of immediately available funds (the “JV Corp Payments”):

(1)           to an account designated by FMB, an amount equal to the difference of (i) $9,825,000.00, adjusted as a result of the calculation of the Preliminary Adjustment Amount more particularly described in Section 2.5(a), minus (ii) the sum of (A) $1,050,000.00 (the “Escrow Funds”) plus (B) the amount, if any, of outstanding Borrowed Indebtedness as of the Closing Date (the amount equal to the difference of (i) minus (ii) being the “Initial Cash Consideration”);

(2)           to an escrow agent appointed by FMB and JV Corp and named in the Escrow Agreement (the “Escrow Agent”), the Escrow Funds; and

(3)           to each payee designated on Schedule 2.3(a) (as such Schedule may be updated at or prior to Closing), such portion of the Borrowed Indebtedness owed to such payee, on behalf of the Company.

(b)           On the Closing Date, Holdco shall deliver the Holdco Contribution by wire transfer of immediately available funds to an account designated by JV Corp and JV Corp shall issue the Holdco Exchange Stock in the name of Holdco.

Section 2.4.          Closing.  The contribution and exchange of the Interests, the Exchange Stock, the Holdco Exchange Stock and the other transactions contemplated hereby (the “Transactions”) shall occur at a closing (the “Closing”) to be held on a Friday at the offices of the Company, located at 3301 Boston Street, Baltimore, Maryland 21224, at 10:00 a.m., local time, or at such other time, place, and manner as the Parties shall mutually agree, on a date to be mutually agreed upon between the Parties (the “Closing Date”), which date shall be after the receipt of all regulatory approvals required by law and this Agreement, the expiration of any applicable waiting periods, and the satisfaction or waiver of all other conditions required to be satisfied prior to the Closing by this Agreement.

Section 2.5.          Adjustment to Exchange Amount.

(a)           Preliminary Closing Net Asset Adjustment.  Three (3) Business Days prior to the Closing, FMB will deliver to JV Corp an estimated consolidated balance sheet of the Company and the Subsidiaries as of the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the Interim Balance Sheet, together with a preliminary statement reflecting its good faith estimate of the Closing Net Assets of the Company and the Subsidiaries on such date, which shall be reasonably acceptable to JV Corp (“Preliminary Closing Net Assets”).  In conjunction with the preparation of the Preliminary Closing Net Assets, FMB and the Company will make all work papers, schedules and other supporting materials available to JV Corp at reasonable times and upon reasonable notice and upon request will explain to JV Corp and its Representatives the methods used to calculate such items.  The “Preliminary Adjustment Amount” shall equal the difference of the Preliminary Closing Net Assets minus the Target Closing Net Assets.  If the Preliminary Adjustment Amount is positive, the Initial Cash Consideration to be paid in accordance with Section 2.3(a)(1) shall be increased dollar-for-dollar by an amount equal to the Preliminary Adjustment Amount.  If the Preliminary Adjustment Amount is negative, the Initial Cash Consideration to be paid in accordance with Section 2.3(a)(1) shall be decreased dollar-for-dollar by an amount equal to the absolute value of the Preliminary Adjustment Amount.

(b)           Closing Net Asset Adjustment.

(1)           No later than ninety (90) calendar days after the Closing, JV Corp, at its cost and expense, shall prepare and deliver to FMB a consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), prepared in accordance with GAAP applied on a basis consistent with the Company’s and the Subsidiaries’ past practices, and shall prepare and deliver to FMB a statement of its calculation of the Closing Net Assets as of the close of business on the Closing Date (together with the Closing Date Balance Sheet, the “JV Corp Computation”).  FMB shall cooperate with JV Corp and make available to JV Corp such assistance, information and materials as JV Corp may reasonably request in connection with its preparation of the JV Corp Computation.

(2)           If FMB objects to the JV Corp Computation provided to it by JV Corp, then within thirty (30) calendar days of its receipt of the JV Corp Computation, FMB shall give written notice (the “FMB Notice”) to JV Corp with a detailed statement describing its objections to JV Corp’s determination of such figures and specifying its determination of such figures (the “FMB Computation”).  During such thirty-day period, FMB and its accountants shall be entitled to review all work papers, schedules and supporting materials of JV Corp and its accountants related to the preparation of the JV Corp Computation.  If JV Corp has not received the FMB Notice within such thirty-day period, FMB shall be deemed to have no objection to the JV Corp Computation and the JV Corp Computation shall become final and binding on the Parties hereto as the Closing Net Assets for all purposes of this Agreement.  JV Corp and FMB shall negotiate in good faith to resolve any disputes regarding the JV Corp Computation as promptly as practicable.  If JV Corp and FMB are unable to resolve all disputes within thirty (30) calendar days of receipt by JV Corp of the FMB Notice, then only the unresolved disputes shall be submitted to an independent certified public accounting firm selected by FMB and JV Corp (the “Independent Accountant”) for determination in the manner set forth in this Agreement.  JV Corp and FMB shall be entitled to provide the Independent Accountant with supporting documentation in connection with resolution of such disputes.  The Independent Accountant shall, within thirty (30) calendar days of its engagement, provide a final and conclusive resolution of all unresolved disputes related to the JV Corp Computation and the FMB Computation.  All references in this Agreement to the Closing Net Assets shall mean the Closing Net Assets as finally determined in accordance with this Section 2.5(b), and the resolution of the Independent Accountant shall be binding on the Parties hereto.  The fees and expenses of the Independent Accountant shall be shared equally by JV Corp and FMB.

(3)           Once the Closing Net Assets have been finally determined in accordance with this Section 2.5(b) (the “Final Closing Net Assets”), the amount of the Preliminary Closing Net Assets shall be subtracted from the amount of the Final Closing Net Assets and the amount of such difference shall be the “Final Adjustment Amount”.  To the extent the amount of the Final Adjustment Amount is positive, JV Corp shall within five (5) Business Days pay to FMB an amount equal to the Final Adjustment Amount in cash by wire transfer of immediately available funds to an account designated by FMB.  To the extent the amount of the Final Adjustment Amount is negative, FMB shall within five (5) Business Days pay to JV Corp an amount equal to the absolute value of the Final Adjustment Amount in cash by wire transfer of immediately available funds to an account designated by JV Corp.

(c)           Closing Net Assets.  As used herein the term “Closing Net Assets” shall mean (a) total assets, namely the sum of cash, net loans, OREO property, net property and equipment, goodwill and other intangibles, and “other” assets of the Company and the Subsidiaries (but excluding fair market value of swap and deferred income of amended swap), as of the close of business on the Closing Date, as determined in accordance with GAAP, applied consistently with the Interim Balance Sheet, but updated for activity through the close of business on the Closing Date, less (b) total Liabilities, including the sum of (i) the Wells Fargo Facility, (ii) FMB Subdebt, and (iii) accounts payable of the Company and the Subsidiaries, accrued expenses of the Company and the Subsidiaries, insurance payables, dealer reserves and “other” Liabilities due to FMB, in each case as of the close of business on the Closing Date, as determined in accordance with GAAP, applied consistently with the Interim Balance Sheet.  A sample calculation of the Closing Net Assets of the Company as of December 31, 2008 is set forth for illustrative purposes on Schedule 2.5 attached hereto.

Section 2.6.          Access; Information.

(a)           FMB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford JV Corp and JV Corp’s Representatives who have a need to access such information to carry out the terms of this Agreement and consummate the Transactions, such access during normal business hours throughout the period prior to the Closing Date to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information of the Company and the Subsidiaries as JV Corp may reasonably request and, during such period, it shall furnish promptly to JV Corp such other information concerning the business, properties and personnel of the Company and the Subsidiaries as JV Corp may reasonably request.

(b)           Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 2.6 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions.  Subject to the requirements of law, each Party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 2.6 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such Party, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources through no breach of this Section 2.6.  In the event that this Agreement is terminated or the Transactions shall otherwise fail to be consummated, each Party shall promptly cause all copies of documents or extracts thereof containing information and data as to another Party to be destroyed or returned to the Party which furnished the same.  No investigation by either Party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either Party’s obligation to consummate the Transactions.

Section 2.7.          Escrow Agreement.  The Escrow Funds will be held by Escrow Agent pursuant to the terms and conditions of an escrow agreement in a form reasonably acceptable to FMB and JV Corp (the “Escrow Agreement”) to secure the indemnity obligations of FMB pursuant to the provisions of Article VI hereof.  The Escrow Funds shall be held by the Escrow Agent in an interest-bearing account pursuant to the terms of the Escrow Agreement, which will provide, inter alia, (i) that the Escrow Funds shall be available to JV Corp in order to satisfy the indemnification obligations of FMB to JV Corp pursuant to the provisions of Article VI hereof, (ii) for the release to FMB of one half of the Escrow Funds (as reduced by any claims of JV Corp against such Escrow Funds) upon payment of the Final Adjustment Amount (or the determination that no such payment is required), and (iii) the balance of the Escrow Funds (as reduced by any claims of JV Corp against such Escrow Funds) on the date that is eighteen (18) months following the Closing Date.  Any fees charged by the Escrow Agent for the establishment of the escrow account to hold the Escrow Funds will be borne equally by JV Corp and FMB.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.          Representations and Warranties of FMB and the Company.  Except as Disclosed, FMB and the Company make the following representations and warranties to JV Corp, as of the date hereof and as of the Closing (except to the extent that a representation and warranty expressly speaks to a specified earlier date):

(a)         Ownership of Interests and Sub Interests.

(1)           The Interests are all of the issued and outstanding securities of the Company, and were issued in compliance with all applicable state and federal securities laws.  The Interests are owned by FMB, free and clear of all Encumbrances.  FMB has not pledged, hypothecated or otherwise granted or assigned any interest in, or otherwise restricted the transfer of, any of the Interests.  The Interests have been validly issued.  There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating the Company to issue any other securities or evidencing the right to subscribe for any membership interests.  There are no limits or restrictions of any kind on the voting of any of the Interests.

(2)           Except as Disclosed on Schedule 3.1(a)(2), the Company holds all of the issued and outstanding equity in the Subsidiaries (the “Sub Interests”), free and clear of all Encumbrances.  The Sub Interests were issued in compliance with all applicable state and federal securities laws and have not been pledged or hypothecated.  The Sub Interests have been validly issued.  There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or arrangements of any character (i) obligating either Subsidiary to issue any other securities or evidencing the right to subscribe for any membership interests, or (ii) granting or assigning any interest in the Sub Interests.  There are no limits or restrictions of any kind on the voting or transfer of any of the Sub Interests.

(b)         Organization and Qualification; Articles of Organization and Operating Agreement; Subsidiaries.

(1)           The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to own, lease and operate its properties (real, personal and mixed, and whether tangible or intangible), and to carry on its business as now being conducted.  The Company is duly qualified to transact business as a foreign limited liability company and is in good standing under the laws of Delaware, New Jersey, Pennsylvania, Tennessee and Virginia, which are all of the jurisdictions where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except for any jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on the Company.  True and complete copies of the Articles of Organization and Operating Agreement of the Company, in each case as amended to date, have previously been delivered to JV Corp.  Except for its equity investments in Mortgage Subsidiary and Virginia Subsidiary and except as Disclosed in Schedule 3.1(b), the Company has no equity investments in any Person.

(2)           Mortgage Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to own, lease and operate its properties (real, personal and mixed, and whether tangible or intangible), and to carry on its business as now being conducted.  Mortgage Subsidiary is duly qualified to transact business as a foreign limited liability company and is in good standing under the laws of Alabama, Delaware, Pennsylvania, Virginia, West Virginia and the District of Columbia, which are all of the jurisdictions where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except for any jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on the Mortgage Subsidiary.  True and complete copies of the Articles of Organization and Operating Agreement of Mortgage Subsidiary, in each case as amended to date, have previously been delivered to JV Corp.  Except as Disclosed in Schedule 3.1(b), Mortgage Subsidiary has no equity investments in any Person.

(3)           Virginia Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite power and authority to own, lease and operate its properties (real, personal and mixed, and whether tangible or intangible), and to carry on its business as now being conducted.  Virginia Subsidiary is duly qualified to transact business as a foreign limited liability company and is in good standing under the laws of each of the jurisdictions where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except for any jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on the Virginia Subsidiary.  True and complete copies of the Articles of Organization and Operating Agreement of Virginia Subsidiary, in each case as amended to date, have previously been delivered to JV Corp.  Except for its equity investment in Mortgage Subsidiary and except as Disclosed in Schedule 3.1(b), Virginia Subsidiary has no equity investments in any Person.

(c)           Authority. Each of FMB and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by FMB and the Company, the consummation by FMB and the Company of the Transactions, and the performance by FMB and the Company of their respective obligations hereunder have been duly authorized by all necessary action on the part of FMB and the Company.  This Agreement has been duly executed and delivered by FMB and the Company and (assuming the due authorization, execution and delivery by JV Corp and Holdco) constitutes the legal, valid and binding obligation of FMB and the Company, enforceable against FMB and the Company in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

(d)           No Violation.  Except as Disclosed in Schedule 3.1(d), the execution and delivery of this Agreement by FMB and the Company, and the consummation of the Transactions by FMB and the Company, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any foreign, federal, state or local laws, ordinances, rules, regulations, codes or administrative directives (“Laws”) or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court, governmental department, commission, board, agency or instrumentality applicable to FMB, the Company, or the Subsidiaries or any of their properties or assets; (ii) violate, result in any breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, indenture, mortgage or deed of trust, security agreement, license, instrument or obligation to which any of FMB, the Company, or the Subsidiaries is a party or by which any of them is bound; (iii) require any consent, approval, filing or notice of or with any Person; or (iv) result in the creation or imposition of any Encumbrance upon FMB, the Company, or the Subsidiaries or any of their properties or assets.

(e)           Financial Statements.  FMB has delivered to JV Corp (i) true and complete copies of the Company and the Subsidiaries’ balance sheets as of December 31, 2008, 2007 and 2006 and the related statements of income and members’ capital for the fiscal years then ended (collectively, the “Year-End Statements”), and (ii) true and complete copies of the Company and the Subsidiaries’ balance sheet (the “Interim Balance Sheet”) as of August 31, 2009 (the “Interim Date”) and the related statements of income and members’ capital for the period between December 31, 2008 and the Interim Date (together with the Interim Balance Sheet, the “Interim Statements”; and together with the Year-End Statements and the Interim Balance Sheet, the “Financial Statements”).  Except as Disclosed on Schedule 3.1(e), the Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis, and present fairly the financial condition, results of operations, and changes in members’ capital of the Company and the Subsidiaries as of the dates thereof and for the periods included therein; provided, however, that the Year-End Statements lack footnotes, and the Interim Statements lack normal year-end adjustments and footnotes.  The Financial Statements are consistent with the books and records of the Company.  The Financial Statements have been reviewed, but not audited, by Stegman & Company, an independent registered public accounting firm.

(f)         No Undisclosed Liabilities.  None of the Company or the Subsidiaries is liable for or subject to any liabilities, debts or obligations, absolute, accrued, known or unknown, contingent or otherwise (collectively, “Liabilities”) except (i) Liabilities which are fully reflected or reserved against on the Interim Balance Sheet; (ii) Liabilities incurred since the Interim Date in the ordinary course of business, consistent with the past practices of the Company or the respective Subsidiary; and (iii) as Disclosed in Schedule 3.1(f) to this Agreement.

(g)         Tax Matters.

(1)           All Tax Returns required to be filed by or with respect to each of the Company and the Subsidiaries have been duly and timely filed and each such Tax Return is true, correct and complete.  All Taxes owed by each of the Company and the Subsidiaries have been or, with respect to Taxes not yet due and payable, will be timely paid.  There is adequate provision on the face of the Interim Statements for all Taxes of the Company and the Subsidiaries not yet due and payable as of the Interim Date, and such provision will remain adequate as adjusted through the Closing Date.  Neither the Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return in respect of any fiscal year that has not since been filed.  No deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against the Company or any Subsidiary.  Except as Disclosed in Schedule 3.1(g), neither the Company nor any Subsidiary is undergoing, nor with respect to any of them is there proposed, pending or, to the Knowledge of FMB, threatened any audit, action, dispute, claim or examination with respect to Taxes.  All Taxes required to be withheld and paid over by the Company or any Subsidiary in connection with payments to employees, independent contractors, creditors, members or third parties or other Persons have been so withheld and paid over, and each of the Company and the Subsidiaries has complied with all information reporting and backup withholding requirements.

(2)           Except as Disclosed in Schedule 3.1(g), no Tax authority in a jurisdiction where any of the Company or the Subsidiaries does not file Tax Returns has made a written claim, assertion or threat (or, to FMB’s Knowledge, a verbal claim, assertion or threat) that the Company or any of the Subsidiaries is or may be subject to Tax in such jurisdiction.

(3)           There are no Encumbrances on any assets of the Company or any of the Subsidiaries with respect to Taxes, except Encumbrances for Taxes not yet due and payable.

(4)           Schedule 3.1(g) lists all federal, state, local and foreign Tax Returns filed with respect to the Company or any of the Subsidiaries for taxable periods ended on or after December 31, 2005 and indicates those Tax Returns that have been audited.

(5)           Neither the Company nor any Subsidiary is the subject of any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(6)           FMB is not a foreign person within the meaning of Section 1445 of the Code.

(7)           Neither the Company nor any of the Subsidiaries is subject to any private ruling from, or agreement with, a Tax authority.

(8)           Neither the Company nor any of the Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has Liability for the Taxes of another Person, whether by Law or regulation, as transferee or successor, by contract, or otherwise.

(9)           Neither the Company nor any Subsidiary is a party to any partnership for federal income Tax purposes.

(10)           Since the respective formation of each of them, each of the Company and the Subsidiaries has been validly treated for both federal and state income Tax purposes as a disregarded entity (as defined under Treasury Regulation Section 301.7701-2(a)).  None of the Company or any of the Subsidiaries has elected to be treated for income Tax purposes as a corporation.

(h)         Books and Records.  The books of account, membership record books and other records of the Company and the Subsidiaries, all of which have been made available to JV Corp, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  At the Closing, all of the books and records of the Company will be in the possession of the Company and all of the books and records of each Subsidiary will be in the possession of such Subsidiary.

(i)         Title to Properties; Absence of Encumbrances.  Except as Disclosed in Schedule 3.1(i), the Company and the Subsidiaries have good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, their respective properties and assets (real, personal and mixed and whether tangible or intangible), free and clear of all Encumbrances.

(j)         Loan Portfolio.

(1)           Except as Disclosed in Schedule 3.1(j)(1), all evidences of indebtedness reflected as assets in the books and records of the Company and the Subsidiaries, and all evidences of the security interests of the Company and the Subsidiaries in the collateral pledged to secure such indebtedness, are the obligations of the respective obligors named therein, enforceable in all material respects in accordance with their respective terms, which terms are set forth in writing in the Note and other documents in the Servicing File; except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

(2)         FMB has made available to JV Corp a listing, as of July 31, 2009, of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to the Company or a Subsidiary (each, a “Loan” and collectively, the “Loans”), including the aggregate outstanding principal amount, the borrower, the origination date, maturity date, interest rate, days past due, and other relevant information (the “Loan Schedule”).  The information set forth in the Loan Schedule with respect to each Loan is complete, true and correct in all material respects.  Except as Disclosed on Schedule 3.1(j)(2), with respect to each Loan listed on the Loan Schedule:

(i)             The payments on the Loan are current, with the first monthly payment having been made prior to the second scheduled monthly payment becoming due.

(ii)             The Loan is not subject to any defenses, setoffs, or counterclaims, including without limitation the defense of usury, and no such defense, setoff, or counterclaim has been asserted with respect thereto, nor will the operation of any of the terms of a Note, or the exercise of any right thereunder, render the Note unenforceable, in whole or in part.  To FMB’s Knowledge, no borrower in respect of the Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Loan was originated.

(iii)             In originating, servicing and collecting the Loan, the Company and the Subsidiaries complied in all material respects with the requirements of all applicable Laws, including, without limitation, Laws relating to usury, truth-in-lending, predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure obligations.

(iv)             No material omission, misrepresentation or similar occurrence has taken place, nor, to the Knowledge of FMB, has any fraud or negligence taken place, with respect to a Loan on the part of the Company or any Subsidiary in connection with the origination of the Loan.

(v)             The proceeds of the Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.

(vi)             The Loan Schedule identifies which of the Company, Mortgage Subsidiary or Virginia Subsidiary is the holder of the Loan, and such Person as identified is the sole owner and holder of the Loan.  All Loans acquired by such Person from third parties (including Affiliates) were acquired in a true and legal sale pursuant to which such third party sold, transferred, conveyed and assigned to the Company, Mortgage Subsidiary or Virginia Subsidiary (as applicable) all of its right, title and interest in, to and under such Loan and retained no interest in such Loan.

(vii)             The Loan, to the extent it was made by the Company or any Subsidiary, was made (A) in accordance with the written policies, practices and procedures, including, without limitation, underwriting guidelines, of the Company or one of the Subsidiaries (as applicable) with any exceptions thereto exercised in a prudent manner based on compensating factors and having no adverse effect upon the value of the related Loan or the borrower’s ability to perform thereunder, and (B) on the standard loan documents of the Company or one of the Subsidiaries (as applicable).

(viii)             To FMB’s Knowledge, (A) there is no default, breach, violation or event of acceleration existing under the Note and (B) no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor any Subsidiary has waived any default, breach, violation or event of acceleration.

(ix)             All escrow deposits and escrow payments made to the Company, Mortgage Subsidiary or Virginia Subsidiary are in the possession of, or under the control of, the Company, Mortgage Subsidiary or Virginia Subsidiary (as applicable) and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. The collection of any escrow payments has complied in all material respects with applicable Laws. Any escrow of funds is not prohibited by applicable Laws and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due the Company, Mortgage Subsidiary or Virginia Subsidiary (as applicable) have been capitalized under the Note. All interest rate adjustments, if any, have been made in strict compliance with state and federal law and the terms of the related Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(x)             If the Loan is secured by real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) (the “Mortgaged Property”), the Servicing File contains either (A) an appraisal of the related Mortgaged Property signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by the Company or one of the Subsidiaries (as applicable), who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Loan was originated, or (B) an appraisal of the related Mortgaged Property conducted by an employee of the Company or one of the Subsidiaries (as applicable) signed prior to the approval of the Loan application by such employee.

(xi)             The Company and the Subsidiaries did not originate the Loan without giving due regard for the borrower’s ability to repay the Loan.

(xii)             Each of the Company and the Subsidiaries, or where none of the Company or the Subsidiaries was the original credit grantor, to FMB’s Knowledge, the original credit grantor, had full power and authority to make the Loan.

(3)         Attached hereto as Schedule 3.1(j)(3) is a true, complete and correct copy of the loan losses and default rates of the loan portfolio of the Company and the Subsidiaries since January 1, 2006.

(4)           Except as disclosed in the Financial Statements of the Company and the Subsidiaries, since December 31, 2008, none of the Company or the Subsidiaries have incurred any unusual or extraordinary loan losses which have had or are likely to have a Material Adverse Effect on the Company and the Subsidiaries and in light of the Company’s and the Subsidiaries’ historical loan loss experiences and their managements’ analyses of the quality and performance of its loan portfolios.

(k)         Legal Proceedings.  Except as Disclosed in Schedule 3.1(k):

(1)           there are no pending or, to FMB’s Knowledge, threatened legal, administrative, governmental or other claims, actions, suits, proceedings or governmental investigations (i) to which the Company or any Subsidiary is a Party or (ii) relating to any of the Company or any Subsidiary’s properties or rights or otherwise affecting the Company or any Subsidiary; and

(2)           to FMB’s Knowledge, there is no reasonable basis for any claim, action, suit, proceeding or investigation against or relating to the Company or any Subsidiary or any of their respective properties or rights.

(l)           Insurance.  The Company and the Subsidiaries presently maintain, and during their existence have maintained, casualty and liability insurance policies covering all of the material assets, properties and operations of the Company and the Subsidiaries.  There are no material claims pending under any such policy, nor is there, to the Knowledge of FMB, any basis for any such claim, nor has any such claim been denied in the past three (3) years.  Schedule 3.1(l) contains a complete list and brief description of all policies of casualty, liability and other forms of insurance held by the Company and the Subsidiaries.

(m)           Employment Matters.  There are no administrative investigations, actions, suits, claims, labor disputes or grievances pending or, to FMB’s Knowledge, threatened or reasonably anticipated relating to any labor, safety, wage rate or discrimination matters involving any employee of the Company or the Subsidiaries.  No unfair labor practice complaint or arbitration against or affecting the Company or the Subsidiaries is pending before the National Labor Relations Board, and no labor strike, dispute, slowdown or stoppage is pending against or affecting the Company or the Subsidiaries, and there is no collective bargaining or similar agreement involving the Company or any Subsidiary as a Party.  To FMB’s Knowledge, there is no union or collective bargaining organizational activity occurring among the employees of the Company or the Subsidiaries.  Each of the Company and the Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to its employees.  To FMB’s Knowledge, no employee of the Company or any Subsidiary has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound.  Except as Disclosed in Schedule 3.1(m), none of FMB, the Company or any Subsidiary has made any promise or representation to any employee of the Company or the Subsidiaries regarding continuation of such employee’s employment by the Company, either Subsidiary or JV Corp following the Closing.

(n)           Commitments.

(1)          Schedule 3.1(n) lists each contract or agreement (including any and all amendments thereto) to which the Company or either Subsidiary is a Party, or by which the Company or either Subsidiary is bound (each, a “Commitment” and collectively, the “Commitments”), of the following types:

(i)             Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

(ii)            Commitments for the construction, modification or repair of any building, structure or facility or for any capital expenditures or for the acquisition of fixed assets, providing for aggregate payments in excess of $100,000.00;

(iii)           Commitments relating to the acquisition by the Company (or either Subsidiary) of any operating business or the capital stock or equity interest of any other Person that has not been consummated or that has been consummated but contains representations, covenants, guaranties, indemnities or other obligations that remain in effect;

(iv)           Commitments pursuant to which any Party is required to purchase or sell a stated portion of its requirements or output to another Party or perform a stated amount of service for, on behalf of, or upon the referral of another Party;

(v)            Commitments under which the Company or either Subsidiary agrees to indemnify any Person;

(vi)           Commitments containing covenants of the Company or any Subsidiary not to compete, do business in any line of business or in any geographical area or with any Person, or to disclose certain information, or covenants of any Person not to compete with the Company or any Subsidiary in any line of business or in any geographical area or disclose information concerning the Company or any Subsidiary;

(vii)          Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

(viii)         Commitments relating to any Governmental Authority;

(ix)           Commitments relating to warehouse lines of credit, outstanding letters of credit or performance bonds or creating any Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks endorsed or made in the ordinary course of business;

(x)            Commitments (other than loan commitments to customers and those specified in any of clauses (i) through (ix) above) which are material to the Business; and

(xi)           Commitments currently in negotiation by the Company or any Subsidiary of a type which if entered into would be required to be listed in Schedule 3.1(n) or to be Disclosed on any other Schedule hereto.

(2)          Complete copies of all Commitments required to be listed in Schedule 3.1(n), including all amendments thereto, have been delivered to JV Corp.

To FMB’s Knowledge, there is no breach, violation or default by the Company or any Subsidiary and no event which, with notice or lapse of time or both, would constitute a breach, violation or default by the Company or any Subsidiary, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under any Commitment listed in Schedule 3.1(n).

To FMB’s Knowledge, no other Party to any of the Commitments listed in Schedule 3.1(n) is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments, except for arrears which, individually and in the aggregate, have not had, and are not expected to have, a Material Adverse Effect on the Company or any Subsidiary, and no material waiver or material indulgence has been granted by any of the parties thereto.

FMB has no Knowledge that any change will occur in the relationships of the Company or any Subsidiary with any of its respective customers or suppliers, whether or not as a result of the consummation of the Transactions, which would have a Material Adverse Effect on the Company.

After the date of this Agreement, none of the Company or the Subsidiaries will incur any Liability (whether as an indemnity, compensation, reimbursement or otherwise) for terminating any Commitment in accordance with the terms thereof at the end of any stated term, except as expressly set forth in any Commitment or as agreed to by JV Corp.

FMB does not have, nor will it have immediately after the Closing Date, any financial interest in any party, other than the Company or a Subsidiary, to any of the Commitments, and, to FMB’s Knowledge, all of the Commitments were negotiated on an arm’s length basis.

(o)         Intellectual Property.

(1)           Schedule 3.1(o)(1) sets forth a true, correct and complete list and, where appropriate, a description of, all intellectual property licenses (including, without limitation, software licenses but excluding shrink-wrap and over-the-counter licenses), patents, trade names, trademarks, service marks, domain names, trade secrets and copyrights (“Intellectual Property”) which are owned by the Company or any Subsidiary (the “Company Intellectual Property”) or which are used in the conduct of the Business pursuant to a third party license or other agreement (“Licensed Intellectual Property”).  Except as Disclosed on Schedule 3.1(o)(1), none of the Company or the Subsidiaries is a party to any written or oral license (either as licensor or licensee), sublicense (either as sublicensor or sublicensee) with respect to the Company Intellectual Property.  Except as Disclosed in Schedule 3.1(o)(1), none of the Company or the Subsidiaries has granted to any Person any right, title, or interest in any Company Intellectual Property and the Company or a Subsidiary owns the complete, unencumbered, unrestricted and exclusive right, title, and interest in the Company Intellectual Property.

(2)           Except as Disclosed in Schedule 3.1(o)(2), to FMB’s Knowledge, (i) the use of the Company Intellectual Property and Licensed Intellectual Property by the Company and the Subsidiaries has not infringed, misappropriated or otherwise violated the rights of any Person, and does not now infringe, misappropriate or otherwise violate the rights of any Person, (ii) no claim with respect to the foregoing has been asserted by any Person, (iii) no claim has been asserted by any Person challenging or questioning the right of the Company or any Subsidiary to use any of the Intellectual Property being used by them, and (iv) except for license agreements Disclosed in Schedule 3.1(o)(1), no Person has made a claim asserting the right to use the Company Intellectual Property.

(3)           Except as Disclosed in Schedule 3.1(o)(3), none of FMB, the Company or any Subsidiary has granted or committed to grant any rights of any nature in the Company Intellectual Property to any Person other than authorizations granted to employees or consultants for use within the scope of their employment or consultation.

(4)           Except as Disclosed in Schedule 3.1(o)(4), FMB has no Knowledge of any unauthorized use, infringement or misappropriation by any Person of any Company Intellectual Property or Licensed Intellectual Property, including, but not limited to, any employee or consultant or former employee or consultant of the Company or the Subsidiaries.

(5)           Except as Disclosed in Schedule 3.1(o)(5), neither FMB nor any other Person, including, but not limited to, any employee or consultant or former employee or consultant of the Company or a Subsidiary, owns or has any right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property.  The Company and the Subsidiaries have obtained invention disclosure and assignment agreements from all Persons, including, without limitation, former and current employees and consultants, who participated in any way in the development of any Intellectual Property for the Company or the Subsidiaries.

(6)           The execution and performance of this Agreement will not, by themselves, result in any change in the Company’s or a Subsidiary’s right, title, and interest in any Company Intellectual Property or Licensed Intellectual Property.

(7)           To FMB’s Knowledge, there is no Intellectual Property which is not currently owned or lawfully used by the Company or any Subsidiary which is required for the continued operation of its Business as presently conducted.

(p)          No Violation of Environmental Laws. To FMB’s Knowledge, except as Disclosed in Schedule 3.1(p), the Company and the Subsidiaries are in material compliance with all applicable federal, state or local laws, ordinances, rules, regulations, codes and administrative directives, and all licenses, permits, authorizations, approvals, consents, legal doctrines, orders, directives, executive or administrative orders, judgments, decrees, injunctions, requirements and agreements with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials (“Environmental Laws”), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim demand, notice or inquiry has been received by FMB, the Company or any Subsidiary, or, to FMB’s Knowledge, is threatened, alleging any failure to comply with any such Environmental Laws.  For purposes of this paragraph, the term “Hazardous Materials” means any substance which is or could be detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Laws, whether by type or by quantity, including any substance containing any such substance as a component.

(q)          Compliance with Other Laws.  Except as Disclosed in Schedule 3.1(q), the Company and the Subsidiaries are in material compliance with all federal, state and local laws, ordinances, rules, regulations, codes and administrative directives other than Environmental Laws (“Other Laws”) which apply to or materially affect the operation, conduct or ownership of their respective business and assets, and neither FMB nor the Company has received any notice of any claimed violation of any Other Laws.

(r)          Licenses and Permits.  The Company and the Subsidiaries have all material permits, licenses, certificates and authorizations of Governmental Authorities necessary for the conduct of its business as presently conducted.  All such permits, licenses, certificates and authorizations of Governmental Authorities are listed in Schedule 3.1(r) and are in full force and effect.  No material violations have occurred or are continuing in respect of any such permit, license, certificate and authorization of Governmental Authorities that threaten to cause the revocation, suspension or limitation of such license, franchise, permit, approval, registration or authorization.  No proceeding is pending or, to FMB’s Knowledge, threatened to revoke, suspend or limit any such permits, licenses, certificates and authorizations of Governmental Authorities.  FMB makes no representation or warranty that after the Closing (i) any of the Company or any Subsidiary’s permits, licenses, certificates and authorizations of Governmental Authorities will be of any use to JV Corp or (ii) JV Corp or the Company or the Subsidiaries will not be required to obtain licenses, permits, approvals, franchises, registrations or other authorizations different from or in addition to those held immediately prior to the Closing by FMB or the Company.  Schedule 3.1(r) also sets forth a list of business activities in which the Company or one of the Subsidiaries is engaged, and for which the Company or such Subsidiary, as applicable, has not obtained a license, permit, approval, franchise, registration or other authorization based on an exemption available to it as an Affiliate of First Mariner Bank.

(s)          Absence of Changes.

(1)           Except as Disclosed in Schedule 3.1(s), since the Interim Date, there has not been:

(i)             any change in the business, results of operations, earnings, backlog, prospects, properties, assets, Liabilities or condition, financial or otherwise, affecting the Company or a Subsidiary other than changes in the ordinary course of business, which, singly or in the aggregate, has had a Material Adverse Effect on the Company;

(ii)            any damage, destruction or loss of any of the Company or any Subsidiary’s assets (whether or not covered by insurance) which has had, or is expected to have, a Material Adverse Effect on the Company;

(iii)           except in the ordinary course of business for full and fair value received, any sale, assignment, transfer or other disposition of any tangible or intangible asset of the Company or any Subsidiary;

(iv)          any material change in the business or commercial practices or accounting methods customarily followed by the Company or any Subsidiary; or

(v)           any change in method of accounting (including Tax accounting), the making, changing or revoking of any election with respect to Taxes, or the entering into any agreement or arrangement with respect to Taxes affecting the Company or any Subsidiary.

(2)          Since the Interim Date, except as Disclosed in Schedule 3.1(s), the Company has not (and each Subsidiary has not):

(i)             purchased, issued, redeemed, sold, or otherwise acquired or disposed of any membership interests in the Company (or any Subsidiary), or granted any options, warrants or other rights to purchase or convert any obligation into membership interests in the Company (or any Subsidiary);

(ii)             incurred, assumed or guaranteed or entered into any commitment in respect of any indebtedness for borrowed money or materially changed any of its indebtedness except in the ordinary course of business;

(iii)           made any material increase in the compensation payable or to become payable by it to its employees and other service providers or adopted any increase in any bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement made to, for or with its employees and other service providers;

(iv)          made any distributions to FMB;

(v)           entered into any material commitment, contract, agreement, license, lease or transaction other than in the ordinary course of business; or

(vi)          entered into any agreements, whether in writing or otherwise, to take any action described in this Section 3.1(s).

 (t)          Employee Benefit Plans.

(1)           Schedule 3.1(t) is an accurate and complete list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each employment, consulting, termination, retirement, change in control or retention arrangements, and retirement, profit sharing, deferred compensation, severance pay, healthcare, dental, disability, life insurance, stock bonus, stock purchase, and fringe benefit plan that is sponsored or maintained by FMB, the Company or any Subsidiary that cover one or more employees and/or former employees of the Company or any Subsidiary, or with respect to which the Company or any of its ERISA Affiliates has or may in the future have any Liability (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(2)           Except as Disclosed in Schedule 3.1(t), each Employee Benefit Plan has been maintained and operated in material compliance with its terms and the requirements of ERISA and the Code.  Each Employee Benefit Plan intended to be qualified under Section 401 of the Code has been determined to be so qualified in form by the Internal Revenue Service, each such Employee Benefit Plan has satisfied, in form and operation, the qualification requirements of Section 401(a) of the Code and no action has been taken and no condition exists that has or is reasonably expected to have a material adverse impact on the continued qualification of such Employee Benefit Plan.  Each arrangement that provides deferred compensation to any employee of the Company that is subject to Code Section 409A has been maintained and operated in material compliance with its terms and the requirements of Section 409A.

(3)           No complete or partial termination of any Employee Benefit Plan has occurred or, except as Disclosed in Schedule 3.1(t), is expected to occur solely as a result of this Agreement and the consummation of the Transactions.

(4)           None of FMB, the Company or any Subsidiary has any current commitment or understanding to create, modify or terminate any Employee Benefit Plan, except in connection with the consummation of the Transactions or solely as required by applicable law.

(5)           No condition or circumstance exists that would prevent the subsequent amendment or termination of any Employee Benefit Plan in accordance with applicable law.

(6)           Neither FMB, the Company, the Subsidiaries nor any of their respective ERISA Affiliates maintains, contributes to or has ever maintained or contributed to, and has no Liability (contingent or otherwise) with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA).  No Liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA has been or is reasonably expected to be incurred by FMB, the Company, the Subsidiaries or any of their respective ERISA Affiliates with respect to any Employee Benefit Plan, including any lien on any property or rights to property of the Company or the Subsidiaries.

(7)           Neither FMB, the Company, the Subsidiaries nor any of their respective ERISA Affiliates maintain or have any obligation under any Employee Benefit Plan providing for health or life insurance benefits, or other similar welfare benefits, continuing after the last day of the month following termination of employment, except as required by the health plan continuation coverage requirements of ERISA Sections 601 – 608 (“COBRA”).  No employee of the Company or the Subsidiaries is entitled to any severance benefits following termination of employment, except for such retirement benefits as an employee may be vested in before termination.

(8)           No actions, suits or claims are pending or, to FMB’s Knowledge, threatened against the Employee Benefit Plans or the assets of any Employee Benefit Plan (other than routine claims for benefits), and FMB has no Knowledge of the existence of any facts which could give rise to any actions, suits or claims against the Employee Benefit Plans or the assets of the Employee Benefit Plans (other than routine claims for benefits).

(9)           No Employee Benefit Plan, or any fiduciary thereof, is or has been the subject of an audit, investigation or examination by any Governmental Authority that resulted in, or, to the Knowledge of FMB, could result in, a finding of a material breach of ERISA or the Code.

(10)           Full payment has been made, or by the Closing will have been made, of all contributions or other amounts which the Company or either of the Subsidiaries is required to pay, under applicable law or under any Employee Benefit Plan, as to each Company and the Subsidiaries’ employee’s service through Closing, or adequate reserves have been provided for in the Financial Statements of the Company.

(11)           All contributions by the Company and the Subsidiaries under an Employee Benefit Plan have been deducted, or can be deducted, for the taxable year for which such contributions are made; and, no such contribution deduction has been challenged or disallowed.  There is no commitment to which any of the Company or the Subsidiaries is a Party covering any employee or former employee of the Company or the Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(12)           None of the Company, the Subsidiaries or FMB has engaged in any non-exempt prohibited transaction with respect to any Employee Benefit Plan or materially breached any applicable fiduciary duty with respect to any Employee Benefit Plan.

(13)           FMB has made available to JV Corp true and complete copies of all of the following documents with respect to each Employee Benefit Plan:  (i) all plan documents in effect on the date hereof, together with all amendments thereto; (ii) all current summary plan descriptions and summaries of material modifications; (iii) all current trust agreements and other documents establishing funding arrangements (and all amendments thereto); (iv) the most recent Internal Revenue Service determination letter for each plan intended to be qualified under Section 401 of the Code; (v) the annual report (Form 5500) for each of the last three (3) plan years for each plan required to file such report; (vi) the most recent financial statements for each plan (if prepared and if separate from the statement in the Form 5500); and, (vii) all contractual obligation documents relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements and record-keeping agreements.

(14)           Except as Disclosed in Schedule 3.1(t), neither the Company nor any of the Subsidiaries is a party to any contract or plan that has resulted or will result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m).  Except as Disclosed on Schedule 3.1(t), the execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any employee of the Company or the Subsidiaries to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan or (ii) trigger any obligation to fund any Employee Benefit Plan.

(u)           At Will Employees.  Except as Disclosed in Schedule 3.1(u) and except with regard to any employment agreements entered into pursuant to the terms of this Agreement, none of the Company or the Subsidiaries is a party to any employment agreement that causes any employee to be other than an “at will” employee.

(v)           No Brokers.  Except for and with respect to Janney Scott Montgomery, LLC, the compensation of which shall be payable by FMB, none of FMB, the Company or any Subsidiary has employed any broker, finder or intermediary or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the Transactions, and no action by any of FMB, the Company or the Subsidiaries will cause or support any claim to be asserted against it by any broker, finder or intermediary in connection with the Agreement or the Transactions.

(w)           Relationships with Related Persons.  Except as Disclosed on Schedule 3.1(w), neither FMB nor any Affiliate of FMB (other than the Company) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company’s business, and to FMB’s Knowledge, there is no tangible asset currently used by the Company which the Company does not own or lease.  Neither FMB nor any Affiliate of FMB (other than the Company) is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.  Except as Disclosed on Schedule 3.1(w), neither FMB nor any Affiliate of FMB (other than the Company) is a party to any Commitment with, or has any claim or right against, the Company.

(x)          Leases. All real and personal property leases and subleases to which the Company or any Subsidiary is a party are listed on Schedule 3.1(x).  FMB has delivered to JV Corp correct and complete copies of such leases and subleases (including any amendments thereto).  With respect to each such lease or sublease:  (i) to FMB’s Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; (ii) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged or encumbered any interest in the leasehold or subleasehold; (iii) to FMB’s Knowledge, all facilities leased or subleased thereunder have received all material approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and operation of the Company’s (or a Subsidiary’s) business therein; and (iv) all facilities leased or subleased thereunder have been operated and maintained in all material respects in accordance with applicable Environmental Laws and Other Laws.

(y)          Reports; Regulatory Matters.

(1)           Except as Disclosed on Schedule 3.1(y)(1), each of the Company and the Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required by applicable Laws to file since January 1, 2006 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by any Governmental Authority in the ordinary course of the business of the Company and the Subsidiaries, no Governmental Authority has initiated since January 1, 2006 any proceeding, enforcement action or, to FMB’s Knowledge, investigation into the business, disclosures or operations of the Company or any Subsidiary except as Disclosed on Schedule 3.1(y)(1).  Except as Disclosed on Schedule 3.1(y)(1), since January 1, 2006, no Governmental Authority has resolved any proceeding, enforcement action or, to FMB’s Knowledge, investigation into the business, disclosures or operations of the Company or any Subsidiary.  Except as Disclosed on Schedule 3.1(y)(1), there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company or and Subsidiary.  Except as Disclosed on Schedule 3.1(y)(1), since January 1, 2006, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of the Company or any Subsidiary (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of the Company or any Subsidiary).

(2)           Except as Disclosed on Schedule 3.1(y)(2), none of the Company and the Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006 a recipient of any supervisory letter from, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised since January 1, 2006 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

(z)           Risk Management Instruments.  All Derivative Transactions entered into for the account of the Company or any Subsidiary were entered into in the ordinary course of business consistent with past practice and in accordance with prudent practice and applicable Laws and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of the Subsidiaries enforceable against it in accordance with their terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity), and are in full force and effect.  The Company or one of the Subsidiaries, as applicable, has duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to FMB’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(aa)         Securitizations.  None of the Company and the Subsidiaries is party to any agreement pursuant to which it has securitized any of its assets.

(bb)        Disclosure. No representation or warranty by FMB contained in this Agreement, nor any document, exhibit, Schedule, or certificate furnished to JV Corp by or for FMB pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such representation, warranty, document, exhibit, Schedule or certificate in light of the circumstances under which it was made, not misleading.

(cc)         Investment Intent.  FMB is acquiring the shares of JV Corp Common Stock payable as the Exchange Stock solely for investment, solely for FMB’s own account, not for the account of any other Person, and not for distribution, assignment or resale to others.  FMB acknowledges that (i) such shares have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws, (ii) there is no public market for such shares and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in such shares for an indefinite period of time.  As of the Closing, FMB will be an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect.

Section 3.2.      Representations and Warranties of JV Corp.  JV Corp makes the following representations and warranties to FMB and Holdco, as of the date hereof and as of the Closing (except to the extent that a representation and warranty expressly speaks to a specified earlier date):

(a)           Organization and Qualification of JV Corp.  JV Corp is a corporation duly incorporated, legally existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.  JV Corp is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on JV Corp.  JV Corp has been incorporated solely for the purpose of engaging in the Transactions and, since the date of its incorporation, JV Corp has not carried on any business or conducted any operations other than the execution of this Agreement and other documents, instruments, and certificates contemplated hereby, the performance of its obligations hereunder and thereunder and matters ancillary hereto and thereto.

(b)           Capitalization.  The authorized capital stock of JV Corp consists of 1,000 shares of common stock, par value $0.001 per share (the “JV Corp Common Stock”).  Upon issuance of the Exchange Stock, the Exchange Stock shall represent five percent (5%) of the issued and outstanding JV Corp Common Stock.  Except with respect to the issuance of shares of the Holdco Exchange Stock to Holdco and the Exchange Stock to FMB, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating JV Corp to issue any shares of JV Corp Common Stock or other equity securities, or evidencing the right to subscribe for any JV Corp Common Stock or other equity securities of JV Corp.  The Exchange Stock, when issued and exchanged for in accordance with the terms hereof, will represent validly authorized, duly issued and fully paid and nonassessable shares of JV Corp Common Stock.

(c)           Financial Capability.  JV Corp has the financial means to pay the Exchange Amount, perform its other obligations hereunder and consummate all other Transactions, as and when contemplated herein.

(d)           Authority.  This Agreement has been duly executed and delivered by JV Corp and (assuming the due authorization, execution and delivery by FMB, the Company and Holdco) constitutes the legal, valid and binding obligation of JV Corp, enforceable against JV Corp in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

(e)           No Violation.  Except as disclosed on Schedule 3.2(e), the execution and delivery of this Agreement by JV Corp, and the consummation of the Transactions by JV Corp, will not (i) violate any federal, state or local laws, ordinances, rules, regulations, codes or administrative directives or violate any existing term or provision of any order, writ, judgment, injunction or decree of any court, governmental department, commission, board, agency or instrumentality applicable to JV Corp or its properties or assets; (ii) violate, result in any breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, indenture, mortgage or deed of trust, security agreement, license, instrument or obligation to which JV Corp is a party or by which JV Corp is bound; (iii) require any consent, approval, filing or notice of or with any Person; or (iv) result in the creation or imposition of any Encumbrance upon JV Corp or any of its properties or assets.

(f)           Litigation.  There is no action, suit, investigation or proceeding pending against, or to the Knowledge of JV Corp, threatened against, JV Corp before any arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, alter or materially delay the Transactions or which could have a Material Adverse Effect on JV Corp.

(g)           No Reliance on Forecasts, Etc.  JV Corp’s decision to execute, deliver and perform under this Agreement was not based on, and JV Corp hereby expressly disclaims any reliance on, any estimates, forecasts, and/or projections relating in any manner to the Company and the Subsidiaries that were prepared or provided by or on behalf of FMB, the Company or the Subsidiaries.

(h)           Consents and Approvals.  Except as disclosed in Schedule 3.2(h), no consent, approval, or authorization of or designation, declaration, or filing with any Governmental Authority or other Person is required on the part of JV Corp in connection with the execution or delivery of this Agreement or the consummation of the Transactions.

(i)            Investment Intent.  JV Corp is acquiring the Interests solely for investment, solely for JV Corp’s own account, not for the account of any other Person, and not for distribution, assignment or resale to others.  JV Corp acknowledges that (i) the Interests have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws, (ii) there is no public market for the Interests and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in the Interests for an indefinite period of time.  As of the Closing, JV Corp will be an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect.

(j)            Brokers.  JV Corp has not employed any broker, finder or intermediary or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement or the Transactions, and no action by JV Corp will cause or support any claim to be asserted against JV Corp by any broker, finder or intermediary in connection with the Agreement or the Transactions.

(k)           Disclosure.  No representation or warranty by JV Corp contained in this Agreement, nor any document, exhibit, Schedule, or certificate furnished to FMB by or for JV Corp pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such representation, warranty, document, exhibit, Schedule or certificate in light of the circumstances under which it was made, not misleading.

Section 3.3.      Representations and Warranties of Holdco.  Holdco makes the following representations and warranties to JV Corp, as of the date hereof and as of the Closing (except to the extent that a representation and warranty expressly speaks to a specified earlier date):

(a)           Organization and Qualification of Holdco.  Holdco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.  Holdco is duly qualified to transact business as a foreign limited liability company and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on  Holdco.  Holdco has been formed solely for the purpose of engaging in the Transactions and, since the date of its formation, Holdco has not carried on any business or conducted any operations other than the execution of this Agreement and other documents, instruments, and certificates contemplated hereby, the performance of its obligations hereunder and thereunder and matters ancillary hereto and thereto.

(b)           Authority.  This Agreement has been duly executed and delivered by Holdco and (assuming the due authorization, execution and delivery by FMB, the Company and JV Corp) constitutes the legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

(c)           Investment Intent.  Holdco is acquiring the shares of JV Corp Common Stock payable as the Holdco Exchange Stock solely for investment, solely for Holdco’s own account, not for the account of any other Person, and not for distribution, assignment or resale to others.  Holdco acknowledges that (i) such shares have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws, (ii) there is no public market for such shares and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in such shares for an indefinite period of time.  As of the Closing, Holdco will be an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1.      Conditions Precedent to Obligation of JV Corp and Holdco.  The obligation of JV Corp and Holdco to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by JV Corp or Holdco, to the extent permitted by applicable Law:

(a)           Accuracy of Representations and Warranties.  All of the representations and warranties of FMB and the Company contained in this Agreement shall be true and correct in all material respects when made and on the Closing Date as if made on and as of such date (except to the extent they relate to a particular date, in which case they shall remain true and correct as of such date).

(b)           Performance of Agreements.  FMB and the Company shall have performed or complied with, in all material respects, all covenants, obligations and agreements contained in this Agreement to be performed or complied with by them prior to or at the Closing, and all other agreements to be executed and delivered by the Company or FMB hereby shall have been executed and delivered.

(c)           Certificate of Officer.  JV Corp shall have received a certificate of FMB, signed by an appropriate officer of FMB and dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d)           Receipt of Consents.  JV Corp, FMB and the Company shall have obtained and maintained such licenses, permits, consents, approvals, authorizations, qualifications and orders of all Persons as are necessary for consummation of the Transactions and the continued operation of the Business from and after the Closing in the same manner as operated prior to Closing, including, without limitation, required lending licenses, consents of all lenders under the Company’s warehouse lines of credit, consents of all the Company’s landlords, consents of all the Company’s computer hardware and software vendors, and consents required under the Commitments.

(e)           Prohibited Actions.  After the date of this Agreement, except as expressly provided for in this Agreement or with JV Corp’s consent, neither the Company nor any Subsidiary shall have:

(1)           issued any membership interests or granted any option or issued any warrant to purchase or subscribe for membership interests or issue any securities convertible into membership interests;

(2)           incurred any obligation or Liability, except Liabilities incurred and obligations entered into in the ordinary course of business consistent with past practice;

(3)           mortgaged, pledged, or otherwise subjected to any Encumbrance any of its assets or properties;

(4)           sold, assigned, distributed or transferred any of its assets except in the normal course of business consistent with past practice;

(5)           been affected by any change in method of accounting (including Tax accounting), the making, changing or revoking of any election with respect to Taxes, or the entering into any agreement or arrangement with respect to Taxes;

(6)           waived any rights of material value;

(7)           materially modified, amended, altered or terminated any Commitment;

(8)           taken or permitted any act or omission constituting a material breach or default under any Commitment;

(9)           materially altered the terms, status or funding condition of any Employee Benefit Plan;

(10)         distributed or transferred any assets to FMB other than the Transferred Mortgage Loans and the marks “Mariner Finance” and “Mariner Finance and Design”, pursuant, respectively, to Trademark Registration Numbers 3,521,490 and 3,521,489; or

(11)         committed or agreed to do any of the foregoing in the future.

(f)          Opinion of Counsel for FMB.  JV Corp shall have received an opinion of counsel to FMB, dated as of the Closing Date, in the form reasonably acceptable to JV Corp, addressing various matters other than those addressed in the Tax Opinion.

(g)         Adverse Proceedings.  No action or proceeding by or before any Governmental Authority shall have been instituted or threatened by any Person whatsoever which shall seek to restrain, prohibit or invalidate the Transactions or which might materially affect the right of FMB to contribute and assign the Interests, or affect the right of JV Corp to own the Interests or to own or operate the business of the Company after the Closing.

(h)         Update.  FMB shall have provided JV Corp with a true, correct and complete update, as of the Closing Date, of all Schedules required by Section 3.1 of this Agreement.  None of the information contained in such updated Schedules shall be materially adverse from the information contained in such Schedules on the date hereof.

(i)           Closing Deliveries.  JV Corp shall have received at or prior to the Closing such documents, instruments or certificates as JV Corp may reasonably request in connection with the consummation of the Transactions, including, without limitation:

(1)           a fully-executed assignment, in form and substance reasonably satisfactory to JV Corp, effecting the transfer of the Interests to JV Corp;

(2)           certificates as to the legal existence and good standing of the Company and each Subsidiary, issued by such entities’ states of organization and each state where the Company or any Subsidiary is qualified to do business;

(3)           a certified copy of the Articles of Incorporation of FMB and all amendments and supplements thereto;

(4)           a copy of the Bylaws of FMB and all amendments and supplements thereto;

(5)           copies of all consents, approvals, licenses and other authorizations required to be obtained by FMB and the Company by this Agreement;

(6)           fully-executed employment agreements with Joshua C. Johnson, Scott D. Frankle and Bonnie V. Klapaska, each in form and substance reasonably satisfactory to JV Corp and the employee;

(7)           a fully-executed real property lease for the Company’s offices at 3301 Boston Street, Baltimore, Maryland 21224 (the “New Lease”), in form and substance reasonably satisfactory to JV Corp;

(8)           the Escrow Agreement, executed by FMB, in form and substance reasonably satisfactory to JV Corp;

(9)           a stockholders agreement among JV Corp, FMB and Holdco with respect to the JV Corp Common Stock, which shall provide, among other things, for certain restrictions on the transfer of JV Corp Common Stock, and which may provide, among other things, for (i) the right for Holdco or an Affiliate of Holdco to purchase all of FMB’s shares of JV Corp Common Stock for fair value upon a Change in Control of FMB and (ii) the pledge of the JV Corp Common Stock issued in the name of FMB to secure any indemnity obligations of FMB pursuant to the provisions of Article VI hereof in excess of (A) the Escrow Funds (less any amounts released to FMB) (the “Stockholders Agreement”) and (B) the set off right described in the last paragraph of Section 6.4 of this Agreement, executed by FMB, in form and substance reasonably satisfactory to JV Corp;

(10)          a transition services agreement allowing for the continuation and separation of computer systems and information technologies, and payroll services and benefits, the transfer of certain phone numbers from FMB to the Company, and certain other actions (the “Transition Services Agreement”) executed by FMB, in form and substance reasonably satisfactory to JV Corp;

(11)          an agreement between the Company and First Mariner Bank with respect to the employment or engagement of, and the provision of mortgage origination services by, certain individuals specified therein, for a period of up to twelve (12) months, for consideration of $60,000.00 per month (the “Mortgage Services Agreement”) executed by First Mariner Bank, in form and substance reasonably satisfactory to JV Corp;

(12)          a trademark license agreement executed by FMB, in form and substance reasonably satisfactory to JV Corp, with respect to FMB’s marks “Mariner Finance” and “Mariner Finance and Design”, pursuant, respectively, to Trademark Registration Numbers 3,521,490 and 3,521,489, as more specifically described in such trademark license agreement (the “Trademark License Agreement”);

(13)          if necessary, executed assignments transferring all right, title and interest to any Intellectual Property owned or used by the Company or the Subsidiaries or other proprietary rights as required by this Agreement, in form and substance reasonably satisfactory to JV Corp; and

(14)          a copy of the Tax Opinion (as defined in Section 4.2(i)); provided, however, that, in providing a copy of the Tax Opinion, FMB makes no express or implied representation or warranty to any Party with respect to any matter set forth therein.

(j)           Changes.  No change shall have occurred in the business, results of operations, assets or prospects of the Company or any Subsidiary that has had, or is likely to have, a Material Adverse Effect on the Company or such Subsidiary, respectively.  Since the date of this Agreement, except as JV Corp has otherwise consented in writing, each of the Company and the Subsidiaries shall have conducted its business only in the ordinary course consistent with past practice.

(k)          Continuation of Wells Fargo Facility.  The Company shall have been permitted to continue and amend the Wells Fargo Facility, on terms and in form and substance reasonably acceptable to JV Corp, and the lender party thereto shall have consented to the Transactions.

(l)           Modification of FMB Subdebt.  At Closing, the note evidencing the FMB Subdebt shall have been modified, in form and substance reasonably acceptable to JV Corp, to reflect: (i) a maturity date of five (5) years from the Closing Date, (ii) an interest rate payable on the unpaid principal balance of seven percent (7%) per annum, (iii) the set off right described in the last paragraph of Section 6.4 of this Agreement and the integrated nature of such right and this Agreement, (iv) the termination of the Master Loan Agreement dated July 18, 2006, by and between FMB and the Company, (v) that the note may not be assigned by the holder, other than to First Mariner Bank, without first offering JV Corp or an Affiliate of JV Corp the right to purchase the note, (vi) the right for JV Corp or an Affiliate of JV Corp to purchase the note upon any Change in Control of the holder, and (vii) in the event of any assignment of the note, the assignee shall acknowledge the terms of the note, including without limitation, the set off right described in the last paragraph of Section 6.4 of this Agreement and the integrated nature of such right and this Agreement (the “Modified Note”).

(m)           Transferred Mortgage Loans.  The Company and the Subsidiaries shall have sold and assigned all of their right, title and interest in and to the Transferred Mortgage Loans to FMB and/or its Affiliates for cash in an amount equal to the sum of the outstanding principal plus accrued and unpaid interest on the Transferred Mortgage Loans, and the documents governing such sale and assignment shall be in form and substance reasonably acceptable to JV Corp.

Section 4.2.      Conditions Precedent to Obligations of FMB.  The obligations of FMB to consummate the Transactions are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by FMB, to the extent permitted by applicable law:

(a)           Accuracy of Representations and Warranties.  All of the representations and warranties of JV Corp and Holdco contained in this Agreement shall be true and correct in all material respects when made and on the Closing Date as if made on and as of such date (except to the extent they relate to a particular date, in which case they shall remain true and correct as of such date).

(b)           Performance of Agreements.  JV Corp shall have performed or complied with, in all material respects, all covenants, obligations and agreements contained in this Agreement to be performed or complied with by it prior to or at the Closing, and all other agreements to be executed and delivered by JV Corp hereby shall have been executed and delivered.

(c)           Officer’s Certificate.  FMB shall have received a certificate of JV Corp, signed by an appropriate officer of JV Corp and dated as of the Closing Date, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d)           Receipt of Consents.  JV Corp and the Company shall have obtained and maintained such licenses, permits, consents, approvals, authorizations, qualifications and orders of all Persons as are necessary for consummation of the Transactions, including, without limitation, required lending licenses, consents of all lenders under the Company’s warehouse lines of credit, consents of all the Company’s landlords, consents of all the Company’s computer hardware and software vendors, and consents required under the Commitments.

(e)           Modification of FMB Subdebt.  At Closing, the FMB Subdebt shall have been modified as provided in Section 4.1(l) of this Agreement.

(f)           Termination of Guarantees.  JV Corp, FMB and the Company shall have taken all actions necessary to ensure that FMB’s obligations under its Amended and Restated Guaranty dated as of April 9, 2008 in favor of Wells Fargo Preferred Capital, Inc., as agent for certain lenders in connection with the Wells Fargo Facility, and under each other agreement or instrument set forth on Schedule 4.2(f) hereto pursuant to which FMB has guaranteed the performance of any obligation of the Company, shall be fully discharged, extinguished and terminated as of the effective time of the Transactions; provided, however, that the foregoing shall not require JV Corp or any of its Affiliates to provide replacement guarantees in respect of any agreement or instrument other than the Wells Fargo Facility.

(g)           Payment of JV Corp Payments.  JV Corp shall have paid at the Closing the JV Corp Payments in accordance with Section 2.3(a) of this Agreement.

(h)           Opinion of Counsel to JV Corp.  FMB shall have received an opinion of counsel to JV Corp with respect to existence, power and authority, and enforceability, dated as of the Closing Date, in form reasonably acceptable to FMB.

(i)           Opinion of Counsel Regarding Tax Matters.  FMB shall have received an opinion from Duane Morris LLP or other counsel reasonably acceptable to FMB, dated as of the Closing Date, in the form reasonably acceptable to FMB and rendered in accordance with Treasury Department Circular 230 (Rev. 4-2008) (and any amendment thereto or replacement thereof), to the effect that it is more likely than not that (i) the transfers of property and cash by each of FMB and Holdco to JV Corp and the assumption by JV Corp of the liabilities of the Company and the Subsidiaries contemplated by the Transactions will constitute a transfer to a controlled corporation meeting the requirement of section 351(a) of the Code, and (ii) except as provided in section 351(b) of the Code and section 357(c) of the Code, no gain or loss will be recognized by FMB or Holdco (the “Tax Opinion”).  The issuance of the Tax Opinion shall be conditioned upon the receipt by such counsel of representation letters from each of the Parties, in each case, in form and substance reasonably satisfactory to such counsel, upon which such counsel shall be entitled to rely.  Each such representation letter shall be dated on or before the date of the Tax Opinion and shall not have been withdrawn or modified in any material respect.

(j)           Adverse Proceedings.  No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the Transactions.

(k)           Update.  JV Corp shall have provided FMB with a true, correct and complete update, as of the Closing Date, of all Schedules required by Section 3.2 of this Agreement.  None of the information contained in such updated Schedules shall be materially adverse from the information contained in the Schedules on the date hereof.

(l)          Closing Deliveries.  FMB shall have received at or prior to the Closing such documents, instruments or certificates as FMB may reasonably request in connection with the consummation of the Transactions, including, without limitation:

(1)           a certificate issued by the Secretary of State of the State of Delaware as to the legal existence and good standing of JV Corp in the State of Delaware;

(2)           a certified copy of the Certificate of Incorporation of JV Corp and all amendments and supplements thereto;

(3)           a copy of the Bylaws of JV Corp and all amendments and supplements thereto;

(4)           a certified copy of the Certificate of Formation of Holdco and evidence of Holdco’s authorization of the Transactions, and all amendments and supplements thereto;

(5)           the New Lease, in form and substance reasonably satisfactory to FMB;

(6)           the Escrow Agreement, executed by JV Corp, in form and substance reasonably satisfactory to FMB;

(7)           the Stockholders Agreement executed by JV Corp, in form and substance reasonably satisfactory to FMB;

(8)           the Transition Services Agreement executed by JV Corp, in form and substance reasonably satisfactory to FMB;

(9)           the Mortgage Services Agreement executed by the Company, in form and substance reasonably satisfactory to FMB;

(10)         the Trademark License Agreement executed by the Company, in form and substance reasonably satisfactory to FMB;

(11)         copies of the executed documents and instruments evidencing the Wells Fargo Facility;

(12)         the Modified Note executed by the Company and the Subsidiaries, in form and substance reasonably satisfactory to FMB;

(13)         copy of the stock certificate evidencing the Exchange Stock, executed by officers of JV Corp; and

(14)           copies of all consents, approvals, licenses and other authorizations required to be obtained by JV Corp by this Agreement.

ARTICLE V
OTHER AGREEMENTS

Section 5.1.          Tax Matters.

(a)           Transfer Taxes.  FMB shall file or cause to be filed, on a timely basis, any Tax Returns required to be filed in connection with any sales, use, transfer, recording, stamp, documentary, real estate transfer, registration and other similar Taxes (“Transfer Taxes”) incurred on the contribution of the Interests by FMB to JV Corp pursuant to Section 2.1(a), and FMB and JV Corp shall each pay 50% of any such Transfer Taxes.  For the avoidance of doubt, any Transfer Taxes arising out of the sale and assignment of the Transferred Mortgage Loans pursuant to Section 4.1(m) shall not be considered incurred on the contribution of the Interests by FMB to JV Corp and shall be paid solely by FMB.

(b)           Preparation and Filing of Pre-Closing Tax Returns.  JV Corp shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Except as otherwise required by Laws, JV Corp shall prepare or cause to be prepared such Tax Returns in a manner consistent with the past practices of the Company and the Subsidiaries.  JV Corp shall deliver a copy of each such Tax Return to FMB at least fifteen (15) days prior to its filing for FMB’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed.  FMB shall pay to JV Corp the amount of the Taxes with respect to such Tax Returns within five (5) days of demand by JV Corp for such payment.  Notwithstanding the preceding two sentences, if FMB does not approve of any such Tax Return and does not pay to JV Corp the amount of the Taxes with respect thereto, JV Corp shall be entitled to file the Tax Return without FMB’s approval, but the amount of Taxes for which JV Corp is entitled to payment or indemnification under this Agreement shall be limited to the amount of Taxes that is ultimately mutually agreed to by FMB and JV Corp or, if they are unable to reach agreement, the amount ultimately determined by an accounting firm that is mutually selected by the parties, notwithstanding the fact that the Tax Return filed by JV Corp reflects a different amount.

(c)           Preparation and Filing of Straddle Tax Returns.  JV Corp shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and the Subsidiaries for all periods beginning on or prior to the Closing Date that end after the Closing Date.  Except as otherwise required by Laws, JV Corp shall prepare or cause to be prepared such Tax Returns in a manner consistent with the past practices of the Company and the Subsidiaries.  JV Corp shall deliver a copy of each such Tax Return to FMB at least fifteen (15) days prior to its filing for FMB’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed.  FMB shall pay to JV Corp the amount of the Taxes with respect to such Tax Returns equal to the portion of such Taxes which relates to the portion of the taxable period ending on the Closing Date (as determined pursuant to Section 5.1(e)) within five (5) days of demand by JV Corp for such payment.  Notwithstanding the preceding two sentences, if FMB does not approve of any such Tax Return and does not pay the amount of the Taxes pursuant to the preceding sentence, JV Corp shall be entitled to file the Tax Return without FMB’s approval, but the amount of Taxes for which JV Corp is entitled to payment or indemnification under this Agreement shall be limited to the amount of Taxes that is ultimately mutually agreed to by FMB and JV Corp or, if they are unable to reach agreement, the amount ultimately determined by an accounting firm that is mutually selected by the parties, notwithstanding the fact that the Tax Return filed by JV Corp reflects a different amount.

(d)           Income Tax Responsibility.  FMB will include or have included in its income Tax Returns for all taxable periods or portions thereof ending on or before the Closing Date the income of the Company and the Subsidiaries and will pay or cause to be paid all income Taxes attributable to such income.  For the avoidance of doubt, any income arising out of the sale and assignment of the Transferred Mortgage Loans pursuant to Section 4.1(m) shall be attributable to a taxable period or portion thereof ending on or before the Closing Date.

(e)           Allocation.

(1)           If the Company and the Subsidiaries are permitted but not required under applicable Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.

(2)           In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income, receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the ease of any Tax based upon or related to income, receipts or expenses (e.g., payroll Taxes), be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date.

(f)           Cooperation.  JV Corp and FMB shall, and shall each cause its Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining Liability for Taxes or in conducting any audit, litigation or other proceeding with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Tax authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.

(g)           FIRPTA Certificate.  FMB shall deliver to JV Corp on the Closing Date a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations.

(h)           Tax Status.  None of FMB, the Company, the Subsidiaries or their Affiliates will take or fail to take, or cause to be taken or fail to cause to be taken, any action that could result in any of the Company or the Subsidiaries being treated as other than disregarded entities for income Tax purposes.

(i)           Contribution Transaction; Election.  The Parties shall (A) report the FMB Contribution and the Holdco Contribution as a transfer effected pursuant to Section 351 of the Code and shall not take any position inconsistent therewith in any Tax Return or administrative or judicial proceeding relating to Taxes, and (B) make the election set forth in Section 362(e)(2)(C) of the Code (the “Section 362(e)(2)(C) Election”) in connection with such contributions to reduce the Tax basis of the JV Corp Common Stock acquired by FMB (and not the Tax basis of the assets of the Company and the Subsidiaries) in the time and in the form and manner of certification set forth in the “Procedures” section of Notice 2005-70, 2005-2 C.B. 694 (or any superseding guidance).

(j)           351 Status.  None of the Parties shall, nor shall they permit any of their Affiliates to, take or cause to be taken any action that reasonably could be expected to prevent the FMB Contribution and Holdco Contribution from qualifying as exchanges under Section 351(a) of the Code.  In the context of a judicial or administrative proceeding relating to Taxes, the Parties agree that so long as FMB and its Affiliates provide any Person who challenges the position that the FMB Contribution and the Holdco Contribution qualify as exchanges under Section 351(a) of the Code with a copy of the Tax Opinion and a statement that the foregoing contributions satisfy the statutory provisions of Section 351(a) and that FMB relied on the Tax Opinion in taking such position, then FMB and its Affiliates shall not (i) be considered to have breached the first sentence of this covenant in such judicial or administrative proceeding or (ii) have any further obligation to defend such challenge in the event it is maintained.

Section 5.2.          Approvals.  The Parties shall use their reasonable best efforts, and cooperate with each other, to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, amendments, filings and refilings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the Transactions.  Each of JV Corp, FMB and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to JV Corp, FMB or the Company, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any Governmental Authority, in connection with the Transactions.  In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable.  The Parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Transactions and each party will keep the other apprised of the status of matters relating to completion of the Transactions.  Each of JV Corp, FMB and the Company shall, upon request, furnish each other with all information concerning themselves, their Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of JV Corp, FMB or the Company, or any of their respective Affiliates to any Governmental Authority in connection with the Transactions.  Each of JV Corp, FMB and the Company shall promptly furnish each other with copies of written communications received by it from any Governmental Authority in respect of the Transactions.

Section 5.3.          Employee Benefits.

(a)           General.  JV Corp agrees that, immediately after the Closing, JV Corp shall cause the Company and each of its Subsidiaries to continue the employment of all individuals employed by the Company and its Subsidiaries on the Closing Date (which employees, as of the date of this Agreement, are listed, categorized by position and listed with years of service and base salary or hourly wage, as applicable on Schedule 5.3(a) (the “Transferred Employees”).  Except as provided in Section 5.3(c) and Section 5.3(e), on and after Closing (1) Company and the Subsidiaries will cease to maintain and/or be a participating employer in, and will have no Liability for, the Employee Benefit Plans, including without limitation, the Severance Agreements, and (2) Transferred Employees will be entitled to such employee benefits as JV Corp in its discretion decides that Company will offer.

(b)           401(k) Plan Benefits.  No contributions will be made by or on behalf of Transferred Employees to the First Mariner Bancorp 401(k) Plan on account of any compensation earned after Closing.  JV Corp shall cause the Company, or a Subsidiary of the Company, to establish and maintain, or cause the Company and its Subsidiaries to become participating employers in, a defined contribution plan that is intended to be qualified under Section 401(a) of the Code covering the Transferred Employees and is funded through a related trust that is intended to be exempt under Section 501(a) of the Code (the “Company Savings Plan”).  The Company Savings Plan shall recognize service under the First Mariner Bancorp 401(k) Plan as service under the Company Savings Plan for eligibility and vesting purposes.  JV Corp shall cause the Company Savings Plan to accept the rollover of Transferred Employees’ accounts, including any outstanding loan balances in-kind, under the First Mariner Bancorp 401(k) Plan.  FMB shall cause First Mariner Bancorp 401(k) Plan to permit the rollover distribution of Transferred Employees’ accounts, including any outstanding loan balances in-kind, under the First Mariner Bancorp 401(k) Plan to the Company Savings Plan.  Nothing in the preceding sentence will prevent the occurrence of a deemed distribution under Code Section 72(p), or an event of default under applicable loan documentation, for any loan under the First Mariner Bancorp 401(k) Plan if a Transferred Employee does not timely apply for the loan’s rollover distribution to the Company Savings Plan.  The benefits to be provided by the Company Savings Plan will be determined by JV Corp in its discretion.

(c)           Health Insurance.  If allowed by CareFirst Blue Cross Blue Shield and to the extent the Company and its Subsidiaries do not sponsor their own health insurance policies as of the Closing, Transferred Employees will remain covered under the health insurance policies (including vision, dental and prescription drug) of FMB that they were covered by before Closing, until the sooner of such time as Company obtains its own health insurance policies or 180 days following Closing.  Company agrees to make reasonable best efforts to obtain its own health insurance policies as soon as practicable after Closing.  Company intends to obtain policies that provide benefits that are as similar as possible to the benefits provided before Closing, but cannot guaranty that it will do so.  Company will promptly reimburse FMB for all premiums paid under FMB’s health insurance policies with respect to Transferred Employees, for all periods from and after Closing (including a prorated reimbursement for the premiums paid for the month of Closing), in accordance with the terms of the Transition Services Agreement.

(d)           COBRA Matters.  FMB retains sole responsibility for providing COBRA continuation coverage under ERISA Sections 601-608 with respect to any Person who is a qualified beneficiary as, or on account of, an employee of Company or the Subsidiaries and whose COBRA qualifying event occurs on or before the Closing Date.

(e)           Other Insurance.  To the extent not sponsored exclusively by the Company and its Subsidiaries as of the Closing, in addition to the health insurance plan addressed in Section 5.3(c), Transferred Employees of Company and the Subsidiaries will remain covered under any life and disability insurance policies of FMB that covered such employees on the day before Closing (and under no other employee benefit plans of FMB), until the soonest of such time as Company obtains its own applicable plan or policy, FMB determines to no longer offer such a plan or policy, or 180 days following Closing.  Company agrees to make reasonable best efforts to adopt its own employee benefit plans as soon as practicable after Closing.  Company intends to adopt other employee benefit plans that provide benefits that are as similar as possible to the benefits provided before Closing, but cannot guaranty that it will do so.  Company will promptly reimburse FMB for all expenses incurred under the life and disability policies with respect to Transferred Employees of Company and its Subsidiaries, for all periods from and after Closing.

(f)           Communications with Employees.  JV Corp and FMB shall cooperate with one another in making any required communications with the Transferred Employees regarding any Employee Benefit Plans or any arrangements to be established or maintained by the Company or any of its Subsidiaries as of, or after, the Closing.  Nothing in the preceding sentence requires FMB or the Company to obtain the approval of JV Corp before making any communications regarding any Employee Benefit Plans, to the extent such communications would be made without regard to the Transactions.  JV Corp and FMB shall use their reasonable best efforts to take such other actions as may be required in order to effectuate the purposes of this Section 5.3, and agree to exchange data, records, and information as necessary to implement the mutual undertakings set forth herein.

Section 5.4.          Conduct of the Business of the Company.  The Company shall, and the Company shall cause each of the Subsidiaries to, (a) conduct the Business in the usual, regular and ordinary course consistent with past practice and prudent business principles, (b) continue to use the accounting methods that customarily have been followed by the Company and the Subsidiaries, and (c) use its best efforts to maintain and preserve intact for itself and for JV Corp its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees.

Section 5.5.          Publicity.  Except as otherwise required by any Other Laws, neither JV Corp, the Company nor FMB shall, or shall permit any of their respective Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement (including any employee or customer communication) concerning, the Transactions without the consent of the other Party, which consent shall not be unreasonably withheld.  In the event such press release, public announcement, or public statement (including any employee or customer communication) is required by any Other Law, the announcing Party will give the other Party advance notice of such and provide a copy of the proposed release, announcement or statement to the other Party.  Without limiting the scope of the foregoing, JV Corp acknowledges that Other Laws will require FMB to file a Current Report on Form 8-K with the Securities and Exchange Commission within four (4) Business Days of each of (i) the Parties’ execution of this Agreement and (ii) the consummation of the Transactions to disclose the occurrence of such events and certain other information required by Form 8-K, and that FMB’s failure to timely file such Current Reports could result in administrative sanctions against or other adverse consequences to FMB.

Section 5.6.          Non-Solicitation and Non-Competition.

(a)           For a period of five (5) years after the Closing Date, FMB shall not do any of the following, and shall cause its Affiliates (whether existing on the date hereof or at any time during such period) not to do any of the following, directly or indirectly, without the prior written consent of JV Corp:

(1)           engage or participate in any business anywhere in the world that competes with the businesses conducted or intended to be conducted by the Company or the Subsidiaries prior to the Closing Date (a “Competing Business”); provided however, that the foregoing shall not be deemed to restrict (i) FMB or any of its Affiliates from engaging or participating in any activity in which FMB or one of its Affiliates, other than First Mariner Bank, the Company and the Subsidiaries, is engaged as of the date hereof, or (ii) First Mariner Bank from directly engaging or participating in any activity in which it may lawfully engage;

(2)           become interested in (as owner, stockholder, partner, co-venturer, director, officer, employee, associate, agent, lender, creditor, adviser or consultant) or otherwise be connected in any manner with any Person engaged in a Competing Business; provided, however, that notwithstanding the foregoing, FMB may hold up to five percent (5%) of the outstanding publicly traded securities of any company;

(3)           influence or attempt to influence any licensor, licensee, contractor, agent, strategic partner, distributor, or other Person to terminate or modify any agreement, arrangement or course of dealing with any of the Company, the Subsidiaries, JV Corp, or any of their respective Affiliates; or

(4)           employ, engage as an independent contractor, or solicit for employment or for engagement as an independent contractor any Person who was employed by, or any Person who was engaged as an independent contractor by, any of the Company, the Subsidiaries, or JV Corp within the twenty-four (24) month period immediately preceding any employment, engagement, or solicitation by FMB or any Affiliate of FMB; urge any such Person to reduce his or her employment with or provision of services to any of the Company, the Subsidiaries, or JV Corp; or arrange to have any other Person employ or engage such Person; provided, however, that a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of paragraphs (a)(3) or (a)(4) of this Section 5.6; and provided, further, that nothing contained in this Section 5.6(a) shall be deemed to impair the rights of FMB and its Affiliates with respect to the leasing of the Company’s mortgage originator employees pursuant to that certain Agreement by and between First Mariner Bank and the Company dated as of March 1, 2009 or the Mortgage Services Agreement, as each may be modified or replaced from time to time.

(b)           For a period of five (5) years after the Closing Date, JV Corp, the Company and the Subsidiaries shall not do any of the following, and shall cause their respective Affiliates not to do any of the following, directly or indirectly, without the prior written consent of FMB:

(1)           influence or attempt to influence any licensor, licensee, contractor, agent, strategic partner, distributor, or other Person to terminate or modify any agreement, arrangement or course of dealing with FMB or any Person who is an Affiliate of FMB after the Closing; or

(2)           employ, engage as an independent contractor, or solicit for employment or for engagement as an independent contractor any Person who was employed by, or any Person who was engaged as an independent contractor by, FMB or any Person who is an Affiliate of FMB after the Closing; urge any such Person to reduce his or her employment with or provision of services to FMB or any such Affiliate; or arrange to have any other Person employ or engage such Person; provided, however, that a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of paragraphs (b)(1) or (b)(2) of this Section 5.6; and provided, further, that nothing contained in this Section 5.6(b) shall be deemed to prohibit the Company or any of the Subsidiaries from continuing the employment or engagement of any Person who is an employee or consultant of the Company or the Subsidiaries as of Closing but who is leased to FMB and/or one of its Affiliates pursuant to that certain Agreement by and between First Mariner Bank and the Company dated as of March 1, 2009 or the Mortgage Services Agreement, as each may be modified or replaced from time to time, upon the termination of the lease of such Person and/or the termination of either such agreement.

(c)           FMB, on the one hand, and JV Corp, Company and the Subsidiaries, on the other hand, acknowledge that the restrictions on their activities imposed by this Section 5.6 constitute a material inducement to the consummation of the Transactions, and further acknowledge, stipulate and agree that a breach by them of any of the obligations and agreements set forth in this Section 5.6 will result in irreparable harm and continuing damage to the other Party for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, the non-breaching Party and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances, including attorney’s fees and costs.

(d)           Whenever possible, each provision and term of this Section 5.6 shall be interpreted in a manner to be effective and valid but if any provision or term of this Section 5.6 is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 5.6.  If any of the covenants set forth in this Section 5.6 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Parties and their Affiliates.

Section 5.7.          Further Assurances.  From time to time after the Closing, without additional consideration, each Party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by any other Party or otherwise required to make effective the Transactions and to provide the such other Party with the intended benefits of this Agreement.

Section 5.8.          Post-Closing Access to Information.  For a period of five (5) years following the Closing Date, JV Corp and the Company shall permit FMB reasonable access, at reasonable times and in a manner so as not to unreasonably interfere with the normal operation of the Company’s businesses, to any books and records of the Company and the Subsidiaries, relating to the pre-Closing business of the Company and the Subsidiaries, as may reasonably be required by FMB in connection with any regulatory, Tax, or similar filings that may be required to be made by FMB after Closing, or for FMB to respond to any proper request for information from any Governmental Authority in connection with an examination, audit, investigation, or similar proceeding, or in connection with any third party action, suit, or claim against FMB.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

Section 6.1.          Survival of Representations, Warranties and Covenants.  Notwithstanding any investigation by any Party or any of its Representatives, the representations and warranties of the Company, FMB and JV Corp shall survive the Closing for a period of eighteen (18) months thereafter (the “General Survival Period”); provided however, that the representations and warranties set forth in (i) Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(g), Section 3.1(p), Section 3.1(q), Section 3.1(r), Section 3.1(t), Section 3.2(a), Section 3.2(b) and Section 3.2(d) shall survive until the date that is thirty (30) days following the date that the applicable statute of limitations (including extensions) expires (each such survival period, including the General Survival Period, being a “Survival Period”).  Any claim by a Party based upon any such representation or warranty shall be of no further force and effect after the expiration of the applicable Survival Period, except to the extent that a Party has asserted a claim in accordance with this Article VI for breach of any such representation or warranty prior to the expiration of such Survival Period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VI.  All covenants and agreements of the Parties shall survive the Closing until performed in accordance with their terms (each such survival period, being a “Covenant Period”).

Section 6.2.          Indemnification by FMB.  Subject to Section 6.5 hereof, during the applicable Survival Period and the applicable Covenant Period, FMB shall (on behalf of itself and on behalf of the Company and the Subsidiaries prior to the Closing) indemnify and hold JV Corp and its Affiliates and their respective directors, officers, managers, members, partners, stockholders, employees, agents and representatives (collectively, the “JV Corp Indemnitees”) harmless from and against (a) all claims, costs, expenses (including reasonable attorney’s fees), Liabilities, obligations, losses (including, without limitation, any losses arising by reason of a loss or reduction of Tax basis), damages, actions, suits and proceedings of any nature (“Losses”) that any of JV Corp Indemnitees may sustain or which are imposed on, incurred by, or accrued against them by reason of or which result from any breach of, or misrepresentation in, any warranty, representation, covenant, agreement or certification of FMB or the Company; (b) any Losses with respect to Taxes imposed on or relating to the Company or any Subsidiary or their assets, properties or business with respect to any taxable period or portion thereof ending on or before the Closing Date; (c) any Losses with respect to Taxes imposed on or relating to another Person for which the Company or any Subsidiary has Liability under Law or regulation by reason of the relationship of the Company or any Subsidiary with such other Person on or before the Closing Date; (d) any Losses with respect to Taxes imposed on or relating to the Company or any Subsidiary as transferee, successor, by contract or otherwise to the extent the Taxes or events giving rise to the Taxes are with respect to any taxable period or portion thereof ending on or before the Closing Date; and (e) any Losses under any Employee Benefit Plans, including without limitation, the Severance Agreements, but excluding Losses relating to contributions, benefit payments or expenses of administration of health, life and disability insurance described in Section 5.3(c) and Section 5.3(e) for periods following the Closing for any individual who is or becomes an employee of the Company and/or the Subsidiaries on or after the Closing Date.

Section 6.3.          Indemnification by JV Corp.  Subject to Section 6.5 hereof, during the applicable Survival Period and the applicable Covenant Period, JV Corp shall indemnify and hold FMB and its Affiliates and their respective directors, officers, managers, members, partners, stockholders, employees, agents and representatives (collectively, the “FMB Indemnitees”) harmless from and against all Losses that any of FMB Indemnitees may sustain or which are imposed on, incurred by, or accrued against them by reason of or which result from any breach of, or misrepresentation in, any warranty, representation, covenant, agreement or certification of JV Corp.

Section 6.4.          Assertion of Indemnification Claim.  Subject to Section 6.5, any of the FMB Indemnitees or any of the JV Corp Indemnitees under Section 6.2 or Section 6.3, as the case may be (an “Indemnified Party”), shall give timely notice (a “Claim Notice”) to the Party from whom such indemnification is sought (each, an “Indemnifying Party”) after the Indemnified Party has actual knowledge of any claim as to which indemnification may be sought (a “Claim”) and the amount thereof, if known, and supply any other information in the possession of the Indemnified Party regarding such Claim, and will permit the Indemnifying Party (at its expense) to assume the defense of any third party Claim and any litigation resulting therefrom, including, without limitation, any audit by any Governmental Authority with respect to Taxes, provided that counsel for the Indemnifying Party who shall conduct the defense of such Claim or litigation shall be reasonably satisfactory to the Indemnified Party, and provided further that the failure by the Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially damaged as a result of the failure to give notice.  The Indemnifying Party may settle or compromise any third party Claim or litigation only with the consent of the Indemnified Party which consent may not be unreasonably withheld, delayed or conditioned.

Notwithstanding the fact that the Indemnifying Party has assumed the defense of any third party Claim, the Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiation or litigation relating to such Claim at its own expense.  In the event that the Indemnifying Party does not assume the defense of any matter which is the proper subject of indemnification as above provided, then the Indemnified Party shall have the right to defend any such third party Claim or demand, and will be entitled to settle any such Claim or demand in its discretion, all at the expense of the Indemnifying Party. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the records of each Party shall be available to the other with respect to such defense.

If the Indemnifying Party fails to give a notice disputing the validity or amount of a Claim (a “Claim Response”) within twenty Business Days following receipt of a Claim Notice, then the Claim shall be deemed to be accepted and the Indemnified Party may pursue whatever legal remedies may be available to recover the Losses as to which the Indemnified Party is seeking indemnification.

The Parties acknowledge and agree that JV Corp shall have the right to set off any Loss with respect to which any JV Corp Indemnitee has a right to indemnification hereunder against any obligations of JV Corp under the Modified Note or, if pledged pursuant to the Stockholders Agreement, to exercise its rights with respect to the JV Corp Common Stock to satisfy any Loss with respect to which any JV Corp Indemnitee has a right to indemnification hereunder, and such rights shall in no way limit any other right or remedy available to JV Corp under this Agreement, at law or in equity, provided however, that (i) JV Corp shall not set off against the Modified Note until the Escrow Funds held by the Escrow Agent (calculated after deduction for amounts claimed with respect to then pending or unresolved matters) have been exhausted or disbursed to FMB in accordance with this Agreement and the Escrow Agreement, and (ii) JV Corp shall not exercise any rights with respect to the JV Corp Common Stock (if pledged pursuant to the Stockholders Agreement) until its set off rights against the Modified Note have been exhausted.  Other than the right to set off against the balance due under the Modified Note, no JV Corp Indemnitee shall have any recourse against the holder of the Modified Note simply by virtue of the fact that such holder holds the Modified Note.

Section 6.5.          Limitation of Liability.  Notwithstanding anything to the contrary contained in this Article VI:

(a)           Subject to paragraph (d) of this Section 6.5, no Indemnifying Party shall be required to indemnify an Indemnified Party with respect to any Claim unless and until the aggregate amount of all Claims for which an Indemnified Party would otherwise be entitled to seek indemnification hereunder exceeds 0.40% of the Initial Exchange Amount (the “Basket”); provided, however, that, subject to paragraphs (b) and (c) of this Section, once such threshold is exceeded, the Indemnifying Party shall be liable for the entire amount of such Claims.

(b)           Subject to paragraph (d) of this Section 6.5, FMB shall not be liable for indemnification hereunder for any Claims made or filed against or incurred by JV Corp Indemnitees that, when added to all such Claims for which indemnification has already been made by FMB, exceed fifty percent (50%) of the Initial Exchange Amount in the aggregate (the “Cap”).

(c)           Subject to paragraph (d) of this Section 6.5, JV Corp shall not be liable for indemnification hereunder for any Claims made or filed against or incurred by FMB Indemnitees that, when added to all such Claims for which indemnification has already been made by JV Corp, exceed fifty percent (50%) of the Exchange Amount in the aggregate.

(d)           Notwithstanding the foregoing, any Losses arising out of, resulting from, or in connection with (i) any misrepresentation or breach of any representation or warranty of Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(g), Section 3.1(p), Section 3.1(q), Section 3.1(r), Section 3.1(t), Section 3.2(a), Section 3.2(b) or Section 3.2(d), or (ii) any breach of a covenant or agreement, including any covenant or agreement relating to Taxes or the indemnification provided for in Section 6.2(b), Section 6.2(c), Section 6.2(d), or Section 6.2(e) shall not be subject to the Basket or Cap.

Section 6.6.          Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement and except for claims involving fraud:

(a)           JV Corp’s rights to indemnification under Article VI shall constitute JV Corp’s exclusive remedy for any breach of, or misrepresentation in, any warranty or representation of FMB or the Company; and

(b)           FMB’s rights to indemnification under Article VI shall constitute FMB’s exclusive remedy for any breach of, or misrepresentation in, any warranty or representation of JV Corp.

Section 6.7.          Liability Arising Post-Closing.  JV Corp and the Company, at all times on and after the Closing Date, shall, jointly and severally, defend, indemnify and hold harmless FMB, its Affiliates and their respective directors, officers, employees, agents and representatives from and against all demands, suits, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, judgments and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses, imposed on, asserted against or incurred by FMB based upon, arising out of, or resulting from, directly or indirectly, the ownership of the Interests and the operation of the Company and the Subsidiaries after the Closing Date (except to the extent based upon, arising out of, or resulting from FMB’s ownership or sale of JV Corp Common Stock); provided, however, that for the avoidance of doubt, this Section 6.7 shall not apply to, and shall not require JV Corp or the Company to indemnify or hold harmless FMB, its Affiliates or their respective directors, officers, employees, agents and representatives for, any Losses addressed in clauses (c) or (d) of Section 6.2 or addressed in clause (a) of Section 6.2 by reason of a breach by FMB of its covenants set forth in Section 5.1(i).  The obligations of JV Corp and the Company imposed pursuant to this Section 6.7 are independent of, and are not subject to any limitation contained in, Section 6.1, Section 6.3, Section 6.5 or Section 6.6 of this Agreement.

ARTICLE VII
TERMINATION

Section 7.1.          Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)           By the mutual consent of FMB and JV Corp;

(b)           By JV Corp or FMB (provided that the Party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either:  (i) a breach by the other Party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or (ii) a breach by the other Party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on a Party;

(c)           At any time after December 15, 2009 by either JV Corp or FMB in writing if the Closing has not occurred by the close of business on such date, and the Party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

Section 7.2.          Effect of Termination.  Article I and Sections 2.6(b), 5.5, 7.2, 7.3, 8.1 through 8.5, inclusive, 8.7 and 8.9 shall survive the termination of this Agreement.

Section 7.3.          Payment of Expenses Upon Termination.  Notwithstanding Section 8.1 of this Agreement, but subject to Article VI of this Agreement, should the Transactions not be consummated because of a Party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other Party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.          Fees and Expenses.  Whether or not the Transactions are consummated, but subject to Section 7.3, each of the Parties shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys’ and accountants’ fees.  FMB will pay all amounts payable to any finder, investment banker or broker retained by FMB or the Company in connection with this Agreement and the Transactions, and JV Corp will pay all amounts payable to any finder, investment banker or broker retained by JV Corp in connection with this Agreement and the Transactions.  The Company and FMB will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement, except that the Company may incur expenses in connection with obtaining any licenses or permits from any Governmental Authority, including, without limitation, any state lending licenses, that (a) are required to consummate the Transactions and (b) the Company is required to have as of the Closing but does not and is not required by any Other Law to hold as of the date of this Agreement because of the Company’s affiliation with FMB and/or FMB’s bank subsidiary.

Section 8.2.          Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested, (c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

if to FMB, as follows:

First Mariner Bancorp
1501 South Clinton Street
Baltimore, Maryland 21224
Attention:  Mark A. Keidel, President
Facsimile:  (410) 563-1594;

with a copy to:

Andrew D. Bulgin, Esquire
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
233 East Redwood Street
Baltimore, Maryland 21202
Facsimile:  (410) 576-4196;

if to JV Corp or Holdco, to:

c/o Milestone Partners III, L.P.
595 Lancaster Avenue
Suite 303
Saint Davids, PA  19087
Attention:  W. Scott Warren
Facsimile:  (610) 526-2701;

with a copy to:

Bruce K. Fenton, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103-2799
Facsimile:  (215) 981-4750;

or to such other Person or address as either Party shall specify by notice in writing to the other Party.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third Business Day after the mailing thereof.

Section 8.3.          Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.  This Agreement may not be amended except by a written agreement executed by all of the Parties.

Section 8.4.          Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.  Nothing in this Agreement, whether expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.  No Party may assign its rights or obligations hereunder to any other Person without the prior written consent of the other Party except that JV Corp may assign its rights and obligations hereunder to an entity controlled by JV Corp.

Section 8.5.          Section Headings; Construction.  The section headings contained in this Agreement are inserted for convenience of reference purposes only and shall not affect the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 8.6.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 8.7.          Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws provisions.  THE PARTIES HERETO EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OR RIGHT TO DEMAND TRIAL BY JURY IN ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT, OR ANY PROVISION HEREOF, OR FOR DAMAGES DUE AS A RESULT OF AN ALLEGED BREACH OF THIS AGREEMENT.  In the event of a dispute between the Parties as to any provision in this Agreement, the prevailing Party shall be entitled to recover all costs and attorneys fees from the other Party.

Section 8.8.          Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.9.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[SIGNATURES APPEAR ON NEXT PAGE]

[SIGNATURES]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FMB:

FIRST MARINER BANCORP

By:	/s/ Mark A. Keidel
Name:	Mark A. Keidel
Title:	President

THE COMPANY:

MARINER FINANCE, LLC

By:	/s/ Mark A. Keidel
Name:	Mark A. Keidel
Title:	President of First Mariner Bancorp, the
Sole Member of Mariner Finance, LLC

JV CORP:

MF RAVEN HOLDINGS, INC.

By:	/s/ Adam Curtin
Name:	Adam Curtin
Title:	President

HOLDCO:

MF HOLDCO, LLC
By: Milestone Partners Management Co., LP, its sole member

By:	Milestone Partners Management Co. GP LLC, its general partner

By:	/s/ W. Scott Warren
Name:	W. Scott Warren
Title:	Authorized Signatory

INDEX OF FMB SCHEDULES*

Schedule 1 – Transferred Mortgage Loans
Schedule 2.3(a) – Borrowed Indebtedness
Schedule 2.5 – Sample Calculation of Closing Net Assets
Schedule 3.1(a)(2) – Sub Interests
Schedule 3.1(b) – Equity Investments
Schedule 3.1(d) – Violations
Schedule 3.1(e) – Financial Statement Exceptions
Schedule 3.1(f) – Undisclosed Liabilities
Schedule 3.1(g) – Tax Matters
Schedule 3.1(i) – Exceptions to Asset Ownership; Encumbrances
Schedule 3.1(j)(1) – Exceptions to Binding Effect of Loans
Schedule 3.1(j)(2) – Loan Exceptions
Schedule 3.1(j)(3) – Loan Losses and Default Rates
Schedule 3.1(k) – Pending Legal Proceedings
Schedule 3.1(l) – List of Business Insurance Policies
Schedule 3.1(m) – Commitments to Retain Employees
Schedule 3.1(n) – Commitments
Schedule 3.1(o)(1) – Intellectual Property
Schedule 3.1(o)(2) – Infringement of Third Party Rights
Schedule 3.1(o)(3) – Rights Given to Third Parties
Schedule 3.1(o)(4) – Infringement by Third Parties
Schedule 3.1(o)(5) – Rights Held by Third Parties
Schedule 3.1(p) – Violations of Environmental Laws
Schedule 3.1(q) – Noncompliance with Other Laws
Schedule 3.1(r) – Licenses and Permits
Schedule 3.1(s) – Changes Since Interim Date
Schedule 3.1(t) – Employee Benefit Plans
Schedule 3.1(u) – At Will Employees
Schedule 3.1(w) – Related Party Transactions
Schedule 3.1(x) – Leases
Schedule 3.1(y)(1) – Regulatory Matters
Schedule 3.1(y)(2) – Enforcement Actions and Penalties
Schedule 4.2(f) – Guarantees of FMB
Schedule 5.3(a) – Transferred Employees

INDEX OF JV CORP SCHEDULES*

Schedule 3.2(e) – Violations
Schedule 3.2(h) – Consents and Approvals

* All of the foregoing schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  First Mariner Bancorp hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.